UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 EDEN ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	1221	98-0199981
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 1925, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3L6 (604) 693-0179
(Address and telephone number of registrant's principal executive offices)

Donald Sharpe, President Suite 1925, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3L6 (604) 693-0179

(Name, address and telephone number of agent for service)

Copy of communications to:

William L. Macdonald, Esq.
Clark Wilson LLP
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(5)
Common Stock to be offered for resale by selling stockholders upon conversion of 6% convertible promissory notes	2,978,000(2)	$5.29	$15,753,620	$1,854.20
Common Stock to be offered for resale by selling stockholders upon conversion of option notes	980,100(3)	$5.29	$5,184,729	$610.24
Common Stock to be offered for resale by selling stockholders upon exercise of series A warrants	1,176,120(4)	$5.29	$6,221,674.80	$732.29
Total Registration Fee				$3,196.73

(1)           In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)           Represents 2,178,000 shares of common stock that may be issued upon the conversion of principal, and up to 800,000 shares of common stock issued in payment of interest under the 6% convertible promissory notes. Principal under the convertible promissory notes in the aggregate principal amount of $9,075,000 may be converted by the holder in whole or in part and from time to time at a conversion price of $5.00 per share into up to 1,815,000 shares of common stock of which 2,178,000, or 120% is being registered herein.

(3)           Represents common stock that may be issued upon the assumed conversion of the option notes issued to the investors in the August 25, 2005 private placement exercisable for a period of 180 days from August 25, 2005.

(4)           Represents common stock that may be issued upon the exercise of outstanding Series A purchase warrants issued to the holders of 6% convertible promissory notes in the August 25, 2005 private placement. The warrants are exercisable until August 25, 2008 at an exercise price of $6.00 per share, subject to adjustment in accordance with their terms. (Includes 87,120 broker’s warrants exercisable under the same terms).

(5)           Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on September 23, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion

____________, 2005

EDEN ENERGY CORP.

A NEVADA CORPORATION

SHARES OF COMMON STOCK OF EDEN ENERGY CORP.

_________________________________

The prospectus relates to the resale by certain selling stockholders of Eden Energy Corp. of up to 5,134,220 shares of our common stock in connection with the resale of:

- up to 2,978,000 shares of our common stock which may be issued to certain selling stockholders upon the conversion of principal, or up to 800,000 shares of common stock issued in payment of interest, under the 6% convertible promissory notes;

- up to 980,100 shares of our common stock which may be issued upon the conversion of certain option notes issued in connection with the private placement on August 25, 2005; and

- up to 1,176,120 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common Series A share purchase warrants issued in connection with the private placement of the 6% convertible promissory notes. (Includes 87,120 broker’s warrants exercisable under the same terms).

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "EDNE". On September 23, 2005 the closing bid price for one share of our common stock on the OTC Bulletin Board was $5.27.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ___________________, 2005.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PAGE NUMBER
PROSPECTUS SUMMARY	6
RISK FACTORS	7
RISKS RELATED TO THIS OFFERING	7
Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock	7
Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares	8
RISKS RELATED TO OUR BUSINESS	8
We have had negative cash flows from operation	8
A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations	9
We have a history of losses and fluctuating operating results	9
We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations	9
Trading of our stock may be restricted by the SEC's "Penny Stock" regulations which may limit a stockholder's ability to buy and sell our stock	9
NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock	10
Trading in our common shares on the OTC Bulletin Board is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments	10
Because of the early stage of development and the nature of our business, our securities are considered highly speculative	10
As our properties are in the exploration and development stage there can be no assurance that we will establish commercial discoveries on our properties	10
The potential profitability of oil and gas ventures depends upon factors beyond the control of our company	11
Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring the leases	11
The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable	11
Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company	11
Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations	12
Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position	12

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability	12
Our By-laws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them	12
Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities	13
Our By-laws do not contain anti-takeover provisions which could result in a change of our management and directors if there is a take-over of our company	13
As a result of a majority of our directors and officers are residents of other countries other than the United States, investors may find it difficult to enforce, within the United States, any judgments obtained against our company or our directors and officers	13
FORWARD-LOOKING STATEMENTS	13
THE OFFERING	14
USE OF PROCEEDS	14
SELLING STOCKHOLDERS	14
PLAN OF DISTRIBUTION	17
PRIVATE PLACEMENTS	18
LEGAL PROCEEDINGS	19
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
DESCRIPTION OF COMMON STOCK	22
INTEREST OF NAMED EXPERTS AND COUNSEL	22
EXPERTS	22
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	22
DESCRIPTION OF PROPERTY	23
DESCRIPTION OF BUSINESS	23
MANAGEMENT'S DISCUSSION AND ANALYSIS	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	31
DIVIDEND POLICY	32
EXECUTIVE COMPENSATION	32
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	34
FINANCIAL STATEMENTS	35
WHERE YOU CAN FIND MORE INFORMATION	36

As used in this prospectus, the terms "we", "us", "our", and "Eden" mean Eden Energy Corp., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We are an exploration stage oil and gas company engaged in the exploration for petroleum and natural gas in the State of Nevada. We were previously involved in the business of providing internet and programming services through our former subsidiary company to clients located primarily in Canada. Our principal products and services included the development of e-commerce web sites and strategies, web design and hosting, domain name registration, Internet marketing and consulting and custom programming of web based applications. Due to the inability to run this business with a profit and the difficulty in attracting additional capital on terms favorable to existing shareholders, we ceased operation of this business in the prior year and disposed of our subsidiary company on December 31, 2003 for nominal consideration. Our principal executive offices are located at Suite 1925, 200 Burrard Street, Vancouver, British Columbia, Canada, V6C 3L6. Our telephone number is (604) 693-0179. We maintain a website at www.edenenergycorp.com. Information contained on our website does not form part of this prospectus.

Number of Shares Being Offered

The prospectus relates to the resale by certain selling stockholders of Eden Energy Corp. of up to 5,134,220 shares of our common stock in connection with the resale of:

- up to 2,978,000 shares of our common stock which may be issued to certain selling stockholders upon the conversion of principal, or up to 800,000 shares of common stock issued in payment of interest, under the 6% convertible promissory notes;

- up to 980,100 shares of our common stock which may be issued upon the conversion of certain option notes issued in connection with the private placement on August 25, 2005; and

- up to 1,176,120 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common Series A share purchase warrants issued in connection with private placement of the 6% convertible promissory notes. (Includes 87,120 broker’s warrants exercisable under the same terms).

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

Number of Shares Outstanding

There were 32,740,414 shares of our common stock issued and outstanding as at September 23, 2005.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders, although we could receive proceeds of up to $10,236,000 if all of the share purchase warrants are exercised. We will incur all costs associated with this registration statement and prospectus. We conducted a private placement in August of 2005 to the selling stockholders listed herein, for gross proceeds of

$9,075,000. These proceeds have been used primarily to implement our growth strategy in our oil and gas exploration operations located in the State of Nevada.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2004 and 2003, including the notes to those financial statements and the unaudited interim consolidated financial statements for the quarter ended June 30, 2005 including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 24 of this prospectus.

	For the quarter ended June 30, 2005	For the year ended December 31, 2004	For the year ended December 31, 2003
Revenue	$34,671	$6,462	Nil
Net Income (Loss) for the Period	$(332,322)	$(322,124)	$122,526
Loss Per Share - basic and diluted	$0.01	$0.02	$0.00
	As at June 30, 2005	As at December 31, 2004	As at December 31, 2003
Working Capital (Deficiency)	$6,281,894	$2,306,360	$(12,185)
Total Assets	9,790,006	$4,460,142	Nil
Total Number of Issued Shares of Common Stock	27,950,935	23,855,868	17,145,868
Deficit accumulated prior to the exploration stage	$(555,139)	$(555,139)	$(555,139)
Deficit accumulated during the exploration stage	$(853,635)	$(322,124)	Nil
Total Stockholders' Equity	$9,279,309	$4,010,277	$(12,185)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 32,740,414 shares of common stock issued and outstanding as of September 23, 2005. When this registration statement is declared effective, the selling stockholders may be reselling up to 2,978,000 shares of our common stock, not including any shares acquired on the exercise of share purchase warrants or option notes. As a result of such registration statement, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

To the extent any of the selling stockholders exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations.

To date we have had negative cash flows from operations and we have been dependent on sales of our equity securities and debt financing to meet our cash requirements and have incurred losses totalling approximately $332,322 for the three months ending June 30, 2005, and cumulative losses of $853,635 since inception of the exploration stage to June 30, 2005. As of June 30, 2005 we had working capital of $6,281,894 as a result of recent financing activities. We do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

- drilling and completion costs for further wells increase beyond our expectations; or

- we encounter greater costs associated with general and administrative expenses or offering costs.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

We have a history of losses and fluctuating operating results.

Through June 30, 2005, we have incurred aggregate losses of approximately $853,635 since inception of the exploration stage. Our loss from operations for the three month period ended June 30, 2005 was $332,322. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will purchase our services, the size of customers’ purchases, the demand for our services, and the level of competition and general economic conditions. If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations. Until such time as we generate revenues, we expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our properties enter commercial production.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have no history of revenues from operations and have no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and must be considered in the development stage. The success of the company is significantly dependent on a successful acquisition, drilling, completion and production program. Our company’s operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

Trading of our stock may be restricted by the SEC's "Penny Stock" regulations which may limit a stockholder's ability to buy and sell our stock.

The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trading in our common shares on the OTC Bulletin Board is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments.

Our common shares are currently listed for public trading on the OTC Bulletin Board. The trading price of our common shares has been subject to wide fluctuations. Trading prices of our common shares may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common shares will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common shares, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted, developing commercial reserves of oil and gas. Our properties are in the exploration stage only and are without known reserves of oil and gas. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of oil and gas, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

As our properties are in the exploration and development stage there can be no assurance that we will establish commercial discoveries on our properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties are in the exploration and development stage only and are without proven reserves of oil and gas. We may not establish commercial discoveries on any of our properties.

The potential profitability of oil and gas ventures depends upon factors beyond the control of our company.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring the leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. Our budget anticipates our acquisition of additional acreage in Nevada. This acreage may not become available or if it is available for leasing, that we may not be successful in acquiring the leases. There are other competitors that have operations in the Nevada area and the presence of these competitors could adversely affect our ability to acquire additional leases.

The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which it may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations.

Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities, which may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labour, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Our By-laws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them.

Our By-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

Our constating documents authorize the issuance of 100,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock with a par value of $0.001. In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control.

Our By-laws do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of our company.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our By-laws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

As a result of a majority of our directors and officers are residents of other countries other than the United States, investors may find it difficult to enforce, within the United States, any judgments obtained against our company or our directors and officers.

We do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our company or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 8 to 14, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

THE OFFERING

The prospectus relates to the resale by certain selling stockholders of Eden Energy Corp. of up to 5,134,220 shares of our common stock in connection with the resale of:

- up to 2,978,000 shares of our common stock which may be issued to certain selling stockholders upon the conversion of principal, or up to 800,000 shares of common stock issued in payment of interest, under the 6% convertible promissory notes;

- up to 980,100 shares of our common stock which may be issued upon the conversion of certain option notes issued in connection with the private placement of the 6% convertible promissory notes; and

- up to 1,176,120 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common Series A share purchase warrants issued in connection with the private placement of the 6% convertible promissory notes. (Including 87,120 broker’s warrants exercisable under the same terms).

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders, although we could receive proceeds of up to $10,236,000 if all of the share purchase warrants are exercised. We will, however, incur all costs associated with this registration statement and prospectus.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued to them upon conversion of, or in payment of interest under, the 6% convertible promissory notes, upon conversion of the option notes, or upon exercise of the series A share purchase warrants. Because the selling stockholders may offer all or only some portion of the 5,134,220 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of September 23, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. With the exception of H.C. Wainwright & Co., Inc., none of the selling stockholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Eden	Common Shares Owned by the Selling Security Holders	Number of Shares Issuable Upon Exercise of Conversion or Purchase Rights and forming part of this offering(2)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
RAB Special Situations (Master) Fund Ltd. (3)	Nil	2,224,617	2,224,617	Nil	0%
Cranshire Capital LP(4)	Nil	139,039	139,039	Nil	0%
Douglas Campbell Jr.	Nil	111,231	111,231	Nil	0%
SDS Capital Group SPC, Ltd. (5)	Nil	278,077	278,077	Nil	0%
Nite Capital LP(6)	Nil	278,077	278,077	Nil	0%
Omicron Master Trust(7)	Nil	278,077	278,077	Nil	0%
Capital Ventures International(8)	Nil	278,077	278,077	Nil	0%
Crestview Capital Master, LLC(9)	Nil	347,596	347,596	Nil	0%
Double U Master Fund LP(10)	Nil	417,116	417,116	Nil	0%
Iroquois Master Fund Ltd. (11)	Nil	139,039	139,039	Nil	0%
JGB Capital L.P. (12)	Nil	278,077	278,077	Nil	0%
Enable Growth Partners LP(13)	Nil	194,654	194,654	Nil	0%
Enable Opportunity Partners LP(14)	Nil	83,423	83,423	Nil	0%
H.C. Wainwright & Co., Inc. (15)	Nil	40,112	40,112	Nil	0%
John R. Clarke	Nil	15,440	15,440	Nil	0%
Scott F. Koch	Nil	15,440	15,440	Nil	0%
Energy Equities, Inc. (16)	Nil	768	768	Nil	0%
Ocean Equities Ltd. (17)	Nil	1515360	15,360	Nil	0%
TOTALS		5,134,220	5,134,220

(1)           Assumes all of the shares of common stock offered are sold. Based on 32,740,414 common shares issued and outstanding on September 23, 2005.

(2)           Represents common stock that potentially may be issued: (a) upon the conversion of principal, and up to 800,000 shares of common stock issued in payment of interest, under the 6% convertible promissory notes; (b) upon the conversion of the option notes exercisable for a period of 180 days from August 25, 2005; and (c) common stock that may be issued upon the exercise of series A share purchase warrants issued to the holders of the 6% convertible promissory notes and exercisable until August 25, 2008 at an exercise price of $6.00 per share, subject to adjustment in accordance with their terms. Pursuant to the note and warrant purchase agreements entered into between our company and each investor, we have reserved 120% of the number of shares of common stock otherwise issuable under the notes, option notes and warrants to provide for adjustments as may be required under those instruments. See "Description of Securities to be Registered" for further details on the terms of the

6% convertible promissory notes and the related option notes and warrants.

(3)           Ronan Daly, the Director of RAB Special Situations LP the General Partner of RAB Special Situations (Master) Fund Ltd., exercises dispositive and voting power with respect to the shares of common stock that RAB Special Situations (Master) Fund Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

(4)           Mitchell P. Kopin, President of Downsview Capital Inc., the general partner of Cranshire Capital LP, exercises dispositive and voting power with respect to the shares of common stock that Cranshire Capital LP owns, or that it may acquire on exercise of the share purchase warrants.

(5)           SDS Management LLC, the general partner of SDS Capital Group SPC, Ltd., exercises dispositive and voting power with respect to the shares of common stock that SDS Capital Group SPC, Ltd. owns, or that it may acquire on exercise of the share purchase warrants. Steven Derby is the managing member of SDS Management LLC.

(6)           Keith Goodman, Manager of the General Partner of Nite Capital LP, exercises dispositive and voting power with respect to the shares of common stock that Nite Capital LP owns, or that it may acquire on exercise of the share purchase warrants.

(7)           Omicron Capital, the general partner of Omicron Master Trust, exercises dispositive and voting power with respect to the shares of common stock that Omicron Master Trust owns, or that it may acquire on exercise of the share purchase warrants. Bruce Bernstein is the managing member of Omicron Capital.

(8)           Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(9)           Richard Levy, the managing partner of Crestview Capital Master, LLC, exercises dispositive and voting power with respect to the shares of common stock that Crestview Capital Master, LLC owns, or that it may acquire on exercise of the share purchase warrants.

(10)          Navigator Management Ltd., the general partner of Double U Master Fund LP, exercises dispositive and voting power with respect to the shares of common stock that Double U Master Fund LP owns, or that it may acquire on exercise of the share purchase warrants.

(11)          Joshua Silverman, Managing Member of Iroquois Master Fund Ltd., exercises dispositive and voting power with respect to the shares of common stock that Iroquois Master Fund Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

(12)          Brett Cohen of JGB Capital L.P., exercises dispositive and voting power with respect to the shares of common stock that JGB Capital L.P. owns, or that it may acquire on exercise of the share purchase warrants.

(13)          Miteh Levine, the Managing Partner of Enable Growth Partners LP, exercises dispositive and voting power with respect to the shares of common stock that Enable Growth Partners LP owns, or that it may acquire on exercise of the share purchase warrants.

(14)          Miteh Levine, the Managing Partner of Enable Opportunity Partners LP, exercises dispositive and voting power with respect to the shares of common stock that Enable Opportunity Partners LP owns, or that it may acquire on exercise of the share purchase warrants.

(15)          H.C. Wainwright & Co., Inc., is a registered broker-dealer. The company issued these warrants to HCW as partial compensation for HCW’s services as placement agent in connection with the transaction, and HCW acquired the HCW warrants in the ordinary course of business. At the time of HCW’s acquisition of the warrants, HCW did not have any agreements, understandings, or arrangements with any persons, either directly or indirectly, to distribute the warrants or shares of common stock underlying the warrants. John Clarke exercises sole dispositive and voting control over all of the securities owned by HCW. By virtue of such control, John Clarke may be deemed to beneficially own the outstanding common stock beneficially owned by HCW.

(16)          David Snow exercises dispositive and voting power with respect to the shares of common stock that Energy Equities, Inc. owns, or that it may acquire on exercise of the share purchase warrants.

(17)          Guy Wilkes, the managing director of Ocean Equities Ltd., exercises dispositive and voting power with respect to the shares of common stock that Ocean Equities Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board in the United States, in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the applicable exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions;
(f)	market sales (both long and short to the extent permitted under the federal securities laws);
(g)	at the market to or through market makers or into an existing market for the shares;
(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and
(i)	a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

PRIVATE PLACEMENTS

August 25, 2005 Private Placement

Effective August 25, 2005 we entered into subscription agreements with 13 investors (the Selling Stockholders herein), whereby we issued a total of $9,075,000 of 6% convertible promissory notes and 907,500 Series A Share purchase warrants to 13 investors. The notes, due August 25, 2008, may be converted into shares of common stock on the basis of one share of common stock for every $5.00 in value of notes. The warrants are exercisable into shares of common stock at an exercise price of $6.00 per share until August 25, 2008. Each investor is entitled to 50% of the number of shares of common stock underlying the notes. The investors also received an option to make an additional investment of up to 30% of their original investment for 180 days after August 25, 2005 on the same terms.

In addition, we issued 72,600 broker’s warrants to 5 brokers, issued on the same terms as the investors’ warrants, representing 4% of the aggregate number of shares of our common stock under the offering and a cash placement fee of 6% of the gross proceeds of the offering for brokerage services in the transaction. We have reserved a total of 87,120 broker’s warrants, which number represents 120% of the number of shares of common stock otherwise issuable under the broker’s warrants.

Pursuant to the note and warrant purchase agreements entered into by our company and each investor, we have reserved 120% of the number of shares of common stock otherwise issuable under the notes, option notes and warrants to provide for adjustments as may be required under those instruments.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Donald Sharpe	President and Director	48	May 14, 2004
Drew Bonnell	Chief Financial Officer, Secretary, Treasurer and Director	48	May 14, 2004
John Martin	Director	48	August 31, 2004

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Donald Sharpe – President and Director

Mr. Sharpe has been the President and a director of our company since May 14, 2004. Mr. Sharpe graduated from the University of British Columbia with a Bachelor of Science degree in Geophysics in 1981 and joined Suncor Inc. in August of that year. From 1981 to 1987 Mr. Sharpe trained and worked as an exploration geophysicist, gaining experience in all parts of the exploration and development cycle throughout the Western Canadian Sedimentary Basin.

In 1987, Mr. Sharpe moved into the then new field of gas marketing where he was responsible for the direct marketing of Suncor's gas to industrial, commercial and utility customers in the United States and Eastern Canada. The position required negotiating skills, an understanding of the North American pipeline infrastructure, and an appreciation for the dynamics of natural gas supply and demand. Mr. Sharpe continued his formal education and received a Certificate in Business Management from the University of Calgary in 1989.

In 1990, Mr. Sharpe returned to exploration at Suncor in the position of group leader for British Columbia exploration. In this position, Mr. Sharpe managed a team of professionals in land, geology and geophysics and was responsible for the planning, budgeting and execution of the team's exploration program. Mr. Sharpe continued his education and graduated from the Banff School of Advanced Management in 1991.

In 1994, Mr. Sharpe left Suncor and returned to Vancouver to found and run a number of public companies. Operating under the umbrella of D. Sharpe Management Inc., Mr. Sharpe has consulted to, managed and served as a director of a number of start-up oil and gas companies including Patriot Petroleum Corp., Gemini Energy Inc., Velvet Exploration Inc., Netco Energy Inc. and Nation Energy Ltd. Mr. Sharpe is also currently a director of Heartland Oil and Gas Corp.

Mr. Sharpe is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and the Canadian Society of Exploration Geophysicists.

Drew Bonnell – Chief Financial Officer, Secretary, Treasurer and Director

Mr. Bonnell has been the Chief Financial Officer, Secretary, Treasurer and a director of our company since May 14, 2004.

Mr. Bonnell graduated from the Richard Ivey School of Business at the University of Western Ontario with a Masters of Business Administration degree in 1998. Prior to his graduation Mr. Bonnell worked within the resort specialty retail sector for a private BC based Company where his President's responsibilities included all aspects of business management from early stage development, finance, operations, and personnel, through to end of cycle, divestiture. Throughout this period Mr. Bonnell's position required a broad range of skills and expertise in order to deal with the cyclic nature of the industry and its participants. A heavy emphasis of his responsibilities was cash flow management and finance as the cycles of resort retailing are very unpredictable.

From 1998 to 2000, Mr. Bonnell acted in a management consultant role for a private BC based company, Nical Holdings Ltd., a Whistler based outlet, while commencing a research phase on the viability of a premium lifestyle brand being based in Whistler Canada, a winter resort destination. The intent of the proposition was to create an appealing product line that would capture the essence of Whistler, package it, and export it internationally. The underlying premise was that Whistler contained an untapped reserve of celebrity marketing value available to be capitalized on, while a worldwide audience waited and wanted to associate with Whistler.

In 2001, Mr. Bonnell commenced the test-marketing phase with a series of different Brand names and a wide array of products. Concurrently, Mr. Bonnell led a team to develop and budget an ambitious rollout plan to support an international consumer products brand with a base in Whistler. The Snomotion Whistler Brand was chosen from the test results as the banner to move forward with.

In late 2003, early 2004 Mr. Bonnell established Snomotion Whistler Inc. a private Nevada company to carry the Snomotion Whistler Brand of apparel and accessories. Mr. Bonnell is a Director of Snomotion Whistler and senior manager.

Mr. Bonnell is a member of the worldwide Ivey alumni association.

John Martin – Director

Mr. Martin has been a director of our company since August 31, 2004. Mr. Martin is a graduate of IMD one of the world’s top business schools located in Lausanne, Switzerland. He is a Corporate Finance Specialist and is currently the Managing Director of CMI, Credit Markets Investments Ltd. (Geneva). Previously, Mr. Martin was the senior VP and head of Capital Markets for Bank of Tokyo Mitsubishi AG (Switzerland), one of the world’s largest banks. While there from 1990 to 2000, he was a member of the Investment Policy Committee for private banking and an ALM committee member for the bank’s capital. Prior to this Mr. Martin was VP, Capital Markets for the Royal Bank of Canada (Suisse) and Assistant Treasurer and Capital Markets Manager for Inspectorate Finance S.A. Geneva.

Messrs. Sharpe and Bonnell are significant employees and the loss of either of these employees would have an adverse impact on our future developments and could impair our ability to succeed.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.             any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.             any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.             being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.             being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 23, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Donald Sharpe 1281 Eldon Road North Vancouver, BC V7R 1T5	10,791,501(2)	32.96%
Drew Bonnell 2320 Queen Avenue West Vancouver, BC V7V 2Y6	350,000(3)	*
John Martin 2, rue Thalberg 1201 Geneva, Switzerland	128,000(4)	*
Directors and Executive Officers as a Group	11,319,501(5)	34.57%

* Less than 2%.

(1) Based on 32,740,414 shares of common stock issued and outstanding as of September 23, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2) Includes options to acquire an aggregate of 550,000 shares of common stock.

(3) Includes options to acquire an aggregate of 250,000 shares of common stock.

(4) Includes options to acquire an aggregate of 50,000 shares of common stock.

(5) Includes options to acquire an aggregate of 850,000 shares of common stock.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 common shares with a par value of $0.001 and 10,000,000 preferred stock with a par value of $0.001. As at September 23, 2005 we had 32,740,414 common shares outstanding and no preferred stock outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Eden Energy Corp. included in this registration statement have been audited by Dale Matheson Carr-Hilton LaBonte, independent registered public accountants, to the extent and for the period set forth in their report appearing elsewhere in the registration statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at 1925 – 200 Burrard Street, Vancouver, British Columbia V6C 3L6, Canada. We sublease space in a 3,000 square foot office at an annual cost of CDN$58,596 including utilities and office services. Our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future. At the present time, we do not have any real estate holdings and there are no plans to acquire any real property interests.

Currently we hold approximately 293,000 acres in the State of Nevada pursuant to lease agreements. The expiration dates for the leases are in 2014 and 2015. The leases may be extended upon production from the leases.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

General Overview

We are an exploration stage oil and gas company engaged in the exploration for petroleum and natural gas in the State of Nevada. We were previously involved in the business of providing internet and programming services through our former subsidiary company to clients located primarily in Canada. Our principal products and services included the development of e-commerce web sites and strategies, web design and hosting, domain name registration, Internet marketing and consulting and custom programming of web based applications. Due to the inability to run this business with a profit and the difficulty in attracting additional capital on terms favorable to existing shareholders, we ceased operation of this business in the prior year and disposed of our subsidiary company on December 31, 2003 for nominal consideration.

Corporate History

Our company, Eden Energy Corp., was incorporated in the State of Nevada on January 29, 1999, under the name E-Com Technologies Corp. On June 16, 2004 we effected a 2 for 1 stock split of our common stock and our preferred stock. On August 6, 2004 we changed our name to Eden Energy Corp. and increased our authorized capital to 100,000,000 shares of common stock having a $0.001 par value and 10,000,000 shares of preferred stock having a $0.001 par value.

Our common shares were quoted for trading on the OTCBB on December 15, 2000 under the symbol "ECTC". On June 18, 2004 our symbol changed to “ECOM” and on August 20, 2004 our symbol changed to “EDNE”.

Our Current Business

On August 31, 2004 we approved an Assignment Agreement with Fort Scott Energy Corp. dated August 5, 2004 pursuant to which we have acquired Fort Scott’s Interest in a Participation Agreement dated April 26, 2004 with Cedar Strat Corporation.

The Participation Agreement provides for the acquisition of leases, reservations, permits, licenses, or other documents of title held by Fort Scott via its wholly owned subsidiary Frontier Explorations Ltd., which have been or will be acquired in the area of mutual interest pursuant to the terms of the Participation Agreement, including any renewals or extensions thereof, by virtue of which the holder is entitled to enter, access, drill for and remove petroleum and natural gas on the lands pertaining to the leases. The assets which we have acquired are the petroleum and natural gas rights and leases held by Fort Scott through Frontier Explorations Ltd. The lands comprising the area of mutual interest are located in eastern Nevada.

We accepted an assignment of the Participation Agreement, and the oil and gas leases held or to be acquired under the Participation Agreement from, Fort Scott. Fort Scott retained a 2% over-riding royalty interest in the lands and all leases in the area of mutual interest currently held by Fort Scott / Frontier, or any leases subsequently acquired by us. Fort Scott holds its interests in the leases acquired under the Participation Agreement through its wholly owned subsidiary Frontier Explorations Ltd. Pursuant to the terms of the Assignment Agreement, Fort Scott has agreed to transfer to us all of the issued and outstanding shares in the capital of Frontier, and, as a result, the leases held by Frontier.

The consideration payable for the assignment of the Participation Agreement under the Assignment Agreement, and in consideration of Fort Scott transferring to us the Frontier Shares, and, as a result, the leases held by Frontier, consists of:

(a)	the issuance to Fort Scott of 500,000 shares of our common stock;
(b)

the issuance to Fort Scott of a Promissory Note and Convertible Debenture in the principal amount of $500,000. The Convertible Debenture will bear interest at a rate of 7% per annum and will further entitle Fort Scott to convert payment of the principal amount and interest accruing thereon, in whole or in part, into units. The conversion rate under the Convertible Debenture will be $0.25 per unit, each unit entitling Fort Scott to the issuance of one common share in our capital stock and one half of one warrant, with each whole warrant entitling Fort Scott to acquire one additional common share at $0.50 per share; and

(c)	for each 10 million barrels of proven reserves on the lands underlying the leases, we will issue to Fort Scott 1,000,000 shares of common stock, up to a maximum of 10,000,000 shares of common stock.

As security for the payment of the $500,000 debt and interest accruing thereon, Fort Scott was to retain ownership of the Frontier Shares until the $500,000 debt and all interest accruing thereon has been paid in full or such debt has been converted in to the units. However, subsequent to the Assignment Agreement Fort Scott transferred to us the one issued and outstanding share in the capital of Frontier, effective as at August 31, 2004, as a result of which Frontier became our wholly owned subsidiary.

On July 14, 2005 Fort Scott elected to convert their debenture consisting of principle and interest into 2,131,944 common shares at $0.25 and 1,065,972 share warrants exercisable at $0.50.

Fort Scott will retain its 2% over-riding royalty interest on the lands underlying the leases, such that upon the fulfillment of the obligations set out in the Participation Agreement, we will have earned a 80.5% net revenue interest in the lands underlying the leases, and Cedar Strat will be vested with a 5% over-riding royalty interest. Cedar Strat will also retain a 5% back in working interest which may be adjusted upwards to as much as a 12.5% back in working interest should we elect not to proceed with the drilling election pursuant to the terms of the Participation Agreement.

To date we have acquired leases totalling approximately 211,000 acres on this project, which we have subsequently named The Noah Project.

On June 13, 2005 we entered into a separate Participation Agreement with Cedar Strat Corporation. The Participation Agreement entitles Eden Energy Corp. or its newly formed Nevada subsidiary, Southern Frontier Explorations Ltd. to acquire petroleum and natural gas rights and leases in an area of mutual interest (AMI). Pursuant to the terms of the Participation Agreement, these rights include any renewals or extensions thereof, by virtue of which the holder is entitled to enter, access, drill for and remove petroleum and natural gas on the lands pertaining to the leases.

The terms and conditions of the Participation Agreement for this project duplicate the earlier Cedar Strat Corporation Participation Agreement recited elsewhere in this report and in our 2004 year end report, except for:

1.

A prospect fee of $750,000 was paid directly to Cedar Strat Corporation for identifying the AMI and to supply related geophysical data. The over riding royalty interest to Cedar Strat is 5% with a 10% working interest back in after payout. No monthly payments as obligated under the first Participation Agreement with Cedar Strat are due and payable. No assignment or acquisition fees to any parties are due and payable.

2.	Our well commitment is to drill the first well within 2 years and 1 well each subsequent year thereafter.

As a result of this agreement and related activities, we have acquired leases totalling approximately 82,000 acres on this Southern Frontier project.

Competitors

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. There are other competitors that have operations in the Nevada area and the presence of these competitors could adversely affect our ability to acquire additional leases.

Governmental Regulations

Our oil and gas operations are subject to various United States federal, state and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, provincial and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been significant in relation to the results of operations of our company. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Research and Development

Our business plan is focused on a strategy for maximizing the long-term exploration and development of our oil and gas leases in Nevada. To date, execution of our business plan has largely focused on acquiring prospective oil and gas leases. We intend to establish a going forward exploration and development plan.

Employees

Currently our only employees are our directors, officers and an Office Administrative contractor. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed. However, with project advancement and if we are successful in our initial and any subsequent drilling programs we may retain additional employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 7 of this registration statement.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

We are a Nevada corporation incorporated on January 29, 1999. We were previously involved in the business of providing internet and programming services through our subsidiary company to clients located primarily in Canada. Our principal products and services included the development of e-commerce web sites and strategies, web design and hosting, domain name registration, Internet marketing and consulting and custom programming of web based applications. Due to the inability to run this business with a profit and the difficulty in attracting additional capital on terms favourable to existing shareholders, we ceased operation of this business in the prior year and disposed of our subsidiary company on December 31, 2003 for nominal consideration. We are now an exploration stage oil and gas company engaged in the exploration for petroleum and natural gas in the State of Nevada.

Plan of Operations

Cash Requirements

For the next 12 months we plan to continue to explore our leases in eastern Nevada, including additional gravity surveys, well studies, surface mapping and seismic study in preparation for drilling. Currently we hold approximately 211,000 acres pursuant to lease agreements on the Noah Project and approximately 82,000 acres on our Southern Frontier project. The expiration dates for the leases are in 2014 and 2015 respectively. The leases may be extended upon production from the leases.

Under the terms of the Noah Participation Agreement, which is included in the Assignment Agreement with Fort Scott, referenced as 10.2 attached, the funding obligations of our company include primary exploration payments to be made to Cedar Strat at a rate of $50,000 per month for 10 months of the first year and $50,000 per month for 10 months during the second year. In the event exploration is progressing ahead of plan, management of our company has agreed to accelerate payments accordingly. At reporting time, approximately $145,600 remains outstanding under this obligation subject to completion of data acquisition on the part of Cedar Strat.

With the addition of our Southern Frontier project, the ongoing leasehold and applicable exploration expenses including Noah’s seismic program, which are expected to take our prospects to the drillable stage, are currently estimated at $4,850,000 (see below). While our early drilling estimate was $4,000,000 for the first well on the Noah Project, we now anticipate this to be higher due to cost increases in all areas of field and related service work in Nevada. Additionally, we are budgeting for a second well on our leases of the Noah project, as well as including a well drilling program on our leases of our Southern Frontier project. Combined, we have budgeted $15,000,000 for drilling programs on our two projects, which we expect to commence with in the next 12 months.

We will require additional funds to implement our growth strategy in our oil and gas exploration operations. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is still no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable.

Our net cash provided by financing activities during the year ended December 31, 2004 was $3,105,000 and for the six month period from Jan 1, 2005 to June 30 2005 was $5,679,680. Our total net cash provided by financing since Jan 1, 2004, the date of inception of the exploration stage was $8,784,680.

In order to proceed with our plans we have raised funds by way of a private placement of equity securities in our company. Our offering consisted of 6,190,000 shares at a price of $0.50 per share for gross proceeds of $3,095,000. We closed the private placement on November 12, 2004. The net proceeds received have been used as working capital to allow us to finance our commitments under the assignment agreement previously discussed. On November 24, 2004, we issued a further 20,000 shares at a price of $0.50 per share for gross proceeds of $10,000. On April 4, 2005, we issued 3,840,067 shares and 1,920,035 share purchase warrants at a price of $1.50 per share for gross proceeds of $5,760,100. Each warrant entitles the holder to purchase an additional share of common stock of our company at a price of $2.00 per share until April 4, 2006. On April 27, 2005, we issued 200,000 shares and 100,000 share purchase warrants at a price of $1.50 per share for gross proceeds of $300,000. Each warrant entitles the holder to purchase an additional share of common stock of our company at a price of $2.00 per share until April 27, 2006.

As at June 30, 2005 our working capital was $6,281,894. Subsequent to June 30, 2005 we raised a further $9,075,000 through the issuance of convertible promissory notes.

Over the next twelve months we intend to use all available funds to expand on the exploration and development of our leases, as follows:

Estimated Funding Required During the Next Twelve Months

General, Administrative and Corporate Expenses	1,500,000
Delay Land Rentals – Noah Project	181,000
Gravity Surveys & Field Mapping – Noah Project	145,600
Exploration Expenses – Southern Frontier	2,000,000
Seismic Program – Noah Project	2,500,000
Drilling Program	15,000,000
Working Capital	4,000,000
Total	25,326,600

                As at June 30, 2005, we had $69,030 in current liabilities. Our financial statements report a net loss of $332,322 for the three month period ended June 30, 2005 compared to a net loss of $40,240 for the three month period ended June 30, 2004. As a result, our accumulated losses to June 30, 2005 increased to $853,635. Our losses increased to $366,993 for the three month period ended June 30, 2005, as compared to $40,240 for the three month period ended June 30, 2004 primarily as a result of general, administrative and corporate expenses increasing to meet our obligations . We realized an overall increase in all expense categories during the three month period ended June 30, 2005 as we were actively involved in the oil and gas business, as compared to the three month period ended June 30, 2004 when we were seeking, acquiring and formulating our new business opportunities.

Our total liabilities as of June 30, 2005 were $510,697, as compared to total liabilities of $449,865 as of December 31, 2004. The increase was due to the increase in accounts payable (from $33,198 as at December 31, 2004 to $69,030 as at June 30, 2005). The increase was also due to an outstanding convertible debenture that we granted to Fort Scott as previously mentioned. On April 4, 2005, we issued 3,840,067 shares and 1,920,035 share purchase warrants at a price of $1.50 per share for gross proceeds of $5,760,100.50. Each warrant entitles the holder to purchase an additional share of common stock of our company at a price of $2.00 per share until April 4, 2006. On April 27, 2005, we issued 200,000 shares and 100,000 share purchase warrants at a price of $1.50 per share for gross proceeds of $300,000. Each warrant entitles the holder to purchase an additional share of common stock of our company at a price of $2.00 per share until April 27, 2006.

During the six month period ended June 30, 2005 we spent $309,393 on exploration of our oil and gas properties.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company attaining and maintaining profitable operations and raising additional capital. In this regard we have raised additional capital through the equity offerings noted above.

The continuation of our business is dependent upon obtaining further financing, a successful program of exploration, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Product Research and Development

Our business plan is focused on a strategy for maximizing the long-term exploration and development of our oil and gas leases in Nevada. To date, execution of our business plan has largely focused on acquiring prospective oil and gas leases. We intend to establish a going forward exploration and development plan.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment (excluding oil and gas activities) over the twelve months ending June 30, 2006 other than office computers and communication equipment as required.

Employees

Currently our only employees are our directors, officers and an Office Administrative contractor. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed. However, with project advancement and if we are successful in our initial and any subsequent drilling programs we may retain additional employees.

On June 29, 2005 one of our directors resigned.

Going Concern

We have suffered recurring losses from operations. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above, in their report on the annual financial statements for the year ended December 31, 2004, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Recently Issued Accounting Standards

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. Management is currently evaluating the impact, which the adoption of this standard will have on the Company’s results of operations or financial position.

Application of Critical Accounting Policies

Our audited financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Oil and Gas Properties

We utilize the full cost method to account for our investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. As of June 30, 2005, we have no properties with proven reserves. When we obtain proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not depleted until proved reserves associated with the projects can be determined. If the future exploration of unproved properties are determined uneconomical the amount of such properties are added to the capitalized cost to be depleted. As of June 30, 2005, all of our oil and gas properties were unproved and were excluded from depletion. At June 30, 2005, management believes none of our unproved oil and gas properties were considered impaired.

The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions plus the lower of cost and estimated net realizable value of unproven properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. We recognize impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Going Concern

Our annual financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The financial statements have been prepared assuming we will continue as a going concern. However, certain conditions exist which raise doubt about our ability to continue as a going concern. We have suffered recurring losses from operations and have accumulated losses of $853,635 since inception of the exploration stage through June 30, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Over the year ended December 31, 2004, our company incurred management fee expenses in the amount of $32,000. A management fee expense of $20,000 was charged by D. Sharpe Management Inc., a company wholly-owned by Donald Sharpe, our President and a director of our company. Pursuant to a management agreement with our company dated May 1, 2005, D. Sharpe Management Inc. receives $10,000 per month for the services that Donald Sharpe provides to our company. A management fee expense of $9,000 was charged by Neil Maedel in his role as director of corporate communications for the year ended December 31, 2004. Pursuant to a management agreement with our company dated May 1, 2005, Mr. Maedel receives $7,000 per month for the services he provides to our company. In addition, Drew Bonnell, our Chief Financial Officer and a director, receives $6,000 per month for the services he provides to our company pursuant to a management consulting agreement dated May 1, 2005.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares were quoted for trading on the OTCBB on December 15, 2000 under the symbol "ECTC". On June 18, 2004 our symbol changed to “ECOM” and on August 20, 2004 our symbol changed to “EDNE”. The following quotations obtained from Stockwatch.com reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended	High	Low
June 30, 2005	$3.05	$2.05
March 31, 2005	$2.80	$1.70
December 31, 2004	$1.90	$1.25
September 30, 2004	$1.45	$0.40
June 30, 2004(2)	$0.45	$0.09
March 31, 2004	$0.14	$0.02
December 31, 2003	$0.04	$0.01
September 30, 2003	$0.01	$0.01
June 30, 2003	$0.01	$0.01

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

(2) We effected a 2 for 1 stock split on June 16, 2004.

Our common shares are issued in registered form. Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119 (Telephone: 702.361.3033; Facsimile: 702.433.1979) is the registrar and transfer agent for our common shares. On September 23, 2005, the shareholders' list of our common shares showed 149 registered shareholders and 32,740,414 shares outstanding.

Equity Compensation Plan Information

As at December 31, 2004 we have one compensation plan in place, entitled 2004 Stock Option Plan. This plan has not been approved by our security holders.

Number of Securities to be issued upon exercise of outstanding options	Weighted-Average exercise price of outstanding options	Number of securities remaining available for further issuance
1,500,000	$0.65	170,000

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

No executive officer of our company received an annual salary and bonus that exceeded $60,000 during the fiscal years ended December 31, 2004, 2003 and 2002. The following table shows the compensation received by our President (chief executive officer) and Chief Financial Officer for the years ended December 31, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Donald Sharpe President and Director(2)	2004 2003 2002	$20,000 N/A N/A	Nil N/A N/A	Nil N/A N/A	500,000(3) N/A N/A	Nil N/A N/A	Nil N/A N/A	Nil N/A N/A
Drew Bonnell Chief Financial Officer, Secretary, Treasurer and Director(4)	2004 2003 2002	$3,000 N/A N/A	Nil N/A N/A	Nil N/A N/A	200,000(5) N/A N/A	Nil N/A N/A	Nil N/A N/A	Nil N/A N/A
Gerard Darmon President, CEO, and Director(6)	2004 2003 2002	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Kyle Werier President, CEO, and Director(7)	2004 2003 2002	Nil Nil 38,000(8)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1) The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Mr. Sharpe became our President and a director of our company on May 14, 2004.

(3) Mr. Sharpe was granted 500,000 stock options exercisable at a price of $0.50 per share until June 21, 2009.

(4) Mr. Bonnell became our Chief Financial Officer, Secretary, Treasurer and a director of our company on May 14, 2004.

(5) Mr. Bonnell was granted 150,000 stock options exercisable at a price of $0.50 per share until June 21, 2009. Mr. Bonnell was also granted 50,000 stock options exercisable at a price of $1.00 per share until September 1, 2009.

(6) Mr. Darmon resigned as our President, Chief Executive Officer and a director of our company on May 14, 2004.

(7) Mr. Werier resigned as our President, Chief Executive Officer and a director of our company on December 22, 2003.

(8)	Fees have been accrued to 498635 BC Ltd. a private corporation owned by Kyle Werier.

The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted to them during fiscal 2004. We have never issued stock appreciation rights.

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date
Donald Sharpe President	500,000(2)	37.59%	$0.50	June 21, 2009
Drew Bonnell Chief Financial Officer, Secretary and Treasurer	150,000(2) 50,000(2)	15.04%	$0.50 $1.00	June 21, 2009 September 1, 2009

(1) The denominator (of 1,330,000) was arrived at by calculating the net total number of new options awarded during the year.

(2) Granted pursuant to the 2004 Stock Option Plan.

The following table sets forth for each Named Executive Officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2004.

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the -Money Options/SARs at FY- end ($) Exercisable / Unexercisable(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald Sharpe	Nil	Nil	500,000	0	$650,000	$0
Drew Bonnell	Nil	Nil	150,000 50,000	0 0	$195,000 $40,000	$0 $0

(1) The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2004 ($1.80 per share on NASD OTCBB) and the exercise price of the individual's options.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We reimburse our directors for expenses incurred in connection with attending board meetings We did not pay director's fees or other cash compensation for services rendered as a director in the year ended December 31, 2004.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

EMPLOYMENT CONTRACTS

Donald Sharpe, the President and a director of our company, pursuant to a Management Agreement dated May 1, 2005, earns management fees through D. Sharpe Management Inc., a company wholly-owned and controlled by him. We pay D. Sharpe Management Inc. $10,000 per month for management services. During the six month period ended June 30, 2005 we paid D. Sharpe Management Inc. an aggregate amount of $45,000.

We pay Neil Maedel a management fee of $7,000 per month, pursuant to a Management Agreement dated May 1, 2005, in consideration for management services rendered by Neil Maedel as a director corporation communications. During the six month period ended June 30, 2005 we paid Neil Maedel an aggregate amount of $27,000.

We pay Drew Bonnell, our Chief Financial Officer and a director of our company a management fee of $6,000 per month, pursuant to a Management Consulting Agreement dated May 1, 2005, in consideration for management services rendered by Drew Bonnell. During the six month period ended June 30, 2005 we paid Drew Bonnell an aggregate amount of $31,000.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to Eden Energy Corp. are filed as part of this registration statement:

Report of Independent Registered Public Accounting Firm, dated January 31, 2005

Report of Independent Registered Public Accounting Firm, dated March 11, 2004

Consolidated Audited Balance Sheets as at December 31, 2004 and December 31, 2003 (incorporation)

Consolidated Audited Statements of Operations for the year ended December 31, 2004 and for the year ended December 31, 2003

Consolidated Audited Statements of Changes in Stockholders' Equity (Deficiency) for the period from January 29, 1999 (incorporation) to December 31, 2004

Consolidated Audited Statements of Cash Flows for the year ended December 31, 2004 and for the year ended December 31, 2003

Notes to the Consolidated Financial Statements

Consolidated Unaudited Balance Sheets as at June 30, 2005 and June 30, 2004

Consolidated Unaudited Statements of Operations for the three months ended June 30, 2005 and for the three months ended June 30, 2004

Consolidated Unaudited Statements of Cash Flows for the six months ended June 30, 2005 and for the six months ended June 30, 2004

EDEN ENERGY CORP.

(Formerly E-COM TECHNOLOGIES CORPORATION)

(An Exploration Stage Company)

Consolidated Financial Statements

(Expressed in United States dollars)

December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Eden Energy Corp.

(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheet of Eden Energy Corp. (An Exploration Stage Company) as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Eden Energy Corp. as at December 31, 2003 were audited by other auditors whose report dated March 11, 2004 included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company, as of December 31, 2004, and the results of its operations and its cash flows and the changes in stockholders’ equity for the year then ended, in conformity with generally accepted accounting principles used in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has not generated any significant revenues from operations and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“Dale Matheson Carr-Hilton LaBonte”

CHARTERED ACCOUNTANTS

Vancouver, Canada

January 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,

Eden Energy Corp.

(An Exploration Stage Company)

We have audited the accompanying balance sheet of Eden Energy Corp. (formerly E-com Technologies Corporation) (An Exploration Stage Company) as of December 31, 2003 and the statements of operations, cash flows and stockholders’ equity (deficiency) for the year ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Eden Energy Corp. (formerly E-com Technologies Corporation), as of December 31, 2003 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations, has a working capital deficiency and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“Amisano Hanson”
March 11, 2004	Chartered Accountants

Eden Energy Corp.

(Formerly E-Com Technologies Corporation)

(An Exploration Stage Company)

Consolidated Balance Sheets

(Expressed in United States dollars)

	December 31, 2004	December 31, 2003

Assets

Cash and cash equivalents	$2,332,744	$—
Prepaid expenses	6,814	—

Total Current Assets	2,339,558	—

Oil and gas properties, unproven (full cost method) (Note 4)	2,120,584	—

Total Assets	$4,460,142	$—

Liabilities and Stockholders’ Equity (Deficiency)

Current Liabilities

Accounts payable and accrued liabilities	$33,198	$12,185

Total Current Liabilities	33,198	12,185

Convertible debenture, less unamortized discount of $85,333 (Note 6)	416,667	—

Total Liabilities	449,865	12,185

Stockholders’ Equity (Deficiency)

Preferred Stock:
10,000,000 preferred shares authorized, $0.001 par value None issued	—	—

Common Stock: (Note 7)
100,000,000 shares authorized, $0.001 par value
23,855,868 shares issued and outstanding (December 31, 2003 - 17,145,868 shares)	23,856	17,146

Additional paid-in capital	4,863,684	525,808

Deficit accumulated prior to the exploration stage	(555,139)	(555,139)

Deficit accumulated during the exploration stage	(322,124)	—

Total Stockholders’ Equity (Deficiency)	4,010,277	(12,185)

Total Liabilities and Stockholders’ Equity (Deficiency)	$4,460,142	$—

The accompanying notes are an integral part of these consolidated financial statements

Eden Energy Corp.

(Formerly E-Com Technologies Corporation)

(An Exploration Stage Company)

Consolidated Statements of Operations

(Expressed in United States dollars)

	Year Ended December 31, 2004	Year Ended December 31, 2003	January 1, 2004 (Date of Inception of Exploration Stage) To December 31, 2004

Continuing Operations

Revenues

Interest income	$6,462	$—	$6,462

Expenses

Consulting	10,814	—	10,814
Filing fees and transfer agent	6,238	—	6,238
General and administrative	23,186	(300)	23,186
Interest expense	28,365	9,807	28,365
Management fees (Note 5 (a))	23,000	—	23,000
Professional fees	67,243	12,000	67,243
Stock-based compensation – management fees	87,500	—	87,500
Stock-based compensation – consulting fees	82,240	—	82,240

	328,586	21,507	328,586

Loss from continuing operations	(322,124)	(21,507)	(322,124)

Discontinued Operations (Note 9)

Comprehensive loss from operations	—	(84,562)	—
Gain on disposal of subsidiary	—	228,595	—

Income from discontinued operations	—	144,033	—

Net income (loss) for the year	$(322,124)	$122,526	$(322,124)

Basic and Diluted income (loss) per share:
Continuing operations	$(0.02)	$(0.00)
Discontinued operations	—	0.01

	$(0.02)	$0.01

Weighted Average Shares:
Basic	18,056,551	9,444,016
Diluted	20,556,551	9,444,016

The accompanying notes are an integral part of these consolidated financial statements

Eden Energy Corp.

(Formerly E-Com Technologies Corporation)

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

(Expressed in United States dollars)

	Year Ended December 31, 2004	Year Ended December 31, 2003	January 1, 2004 (Date of Inception of Exploration Stage) To December 31, 2004

Cash provided by (used in):

Operating Activities:
Net loss from continuing operations	$(322,124)	$ (21,507)	$(322,124)
Adjustments to reconcile net loss to net cash provided by operating activities:

Interest expense relating to accretion of discounted interest rate on convertible debt	16,667	—	16,667
Interest expense relating to conversion benefit of convertible debt	—	4,973	—
Stock-based compensation	169,740	—	169,740

Changes in non-cash operating assets and liabilities:

Prepaid expenses	(6,814)	—	(6,814)
Accounts payable and accrued liabilities	40,559	16,508	40,559

	(101,972)	(26)	(101,972)

Investing Activities:
Net assets acquired of Frontier Explorations Ltd.	(475)	—	(475)
Oil and gas acquisition and exploration	(669,809)	—	(669,809)
Proceeds on sale of subsidiary	—	1	—
Advances from subsidiary	—	25	—

	(670,284)	26	(670,284)

Financing Activities:
Issuance of common stock	3,105,000	—	3,105,000

	3,105,000	—	3,105,000

Cash flows used in discontinued operations	—	(12,470)	—

Increase (decrease) in cash	2,332,744	(12,470)	2,332,744

Cash, beginning of year	—	12,470	—

Cash and cash equivalents, end of year	$2,332,744	$—	$2,332,744

Non-cash financing and investing activities
Issue of common shares on conversion of convertible debentures	$—	$87,995	$—
Issue of common shares for debt settlement	$—	$194,385	$—
Issue of common shares for oil and gas properties	$450,000	$—	$450,000
Issue of convertible debenture, net of discount	$400,000	$—	$400,000
Debt assumed by previous management	$19,846	$—	$19,846

Supplementary disclosure:
Interest expense paid	$—	$—	$—
Income taxes paid	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

Eden Energy Corp.

(Formerly E-Com Technologies Corporation)

(An Exploration Stage Company)

Consolidated Statement of Stockholders’ Equity (Deficiency)

(Expressed in United States dollars)

From January 29, 1999 (Date of Inception) to December 31, 2004

				Retained earnings (deficit)	Deficit
				accumulated	accumulated		Total
			Additional	prior to the	during the	Cumulative	stockholders'
	Common Stock		paid-in	exploration	exploration	translation	equity
	Shares	Amount	capital	stage	stage	adjustment	(deficiency)

Balance, January 29, 1999: issued for cash	3,750,000	$1,500	$1,500	$—	$—	$—	$3,000

April 4, 1999: Issued for cash	1,500,000	600	600	—	—	—	1,200

Foreign currency translation adjustments	—	—	—	—	—	(3)	(3)

Net income for the period	—	—	—	3,350	—	—	3,350

Balance, December 31, 1999	5,250,000	2,100	2,100	3,350	—	(3)	7,547

April 30, 2000: Issued for cash	597,825	598	118,967	—	—	—	119,565

April 30, 2000: Issued for services	64,625	65	12,860	—	—	—	12,925

April 30, 2000: Issued for cash	338,507	338	67,363	—	—	—	67,701

September 18, 2000: Issued for services	6,000	6	1,194	—	—	—	1,200

November 15, 2000: Issued for cash	22,622	22	6,765	—	—	—	6,787

December 28, 2000: Issued for services	53,000	53	4,947	—	—	—	5,000

Authorized par value change resulting in a decrease in additional paid-in-capital	—	3,150	(3,150)	—	—	—	—

Detachable warrants issued with convertible debt	—	—	8,287	—	—	—	8,287

Stock-based compensation	—	—	16,103	—	—	—	16,103

Conversion benefit of convertible debt	—	—	8,287	—	—	—	8,287

Foreign currency translation adjustments	—	—	—	—	—	(672)	(672)

Net loss for the year	—	—	—	(287,656)	—	—	(287,656)

Balance, December 31, 2000	6,332,579	6,332	243,723	(284,306)	—	(675)	(34,926)

May 25, 2001: Issued for services	37,500	38	7,462	—	—	—	7,500

June 25, 2001: Issued for services	5,000	5	995	—	—	—	1,000

Services rendered relating to prior year share issuance	—	—	14,000	—	—	—	14,000

Stock-based compensation	—	—	(13,103)	—	—	—	(13,103)

Foreign currency translation adjustments	—	—	—	—	—	4,904	4,904

Net loss for the year	—	—	—	(249,151)	—	—	(249,151)

Balance, December 31, 2001	6,375,079	6,375	253,077	(533,457)	—	4,229	(269,776)

Stock-based compensation	—	—	1,122	—	—	—	1,122

Net loss for the year	—	—	—	(144,208)	—	—	(144,208)

Foreign currency translation adjustments	—	—	—	—	—	(874)	(874)

Balance, December 31, 2002	6,375,079	$6,375	$254,199	$(677,665)	$—	$3,355	$(413,736)

The accompanying notes are an integral part of these consolidated financial statements

Eden Energy Corp.

(Formerly E-Com Technologies Corporation)

(An Exploration Stage Company)

Consolidated Statement of Stockholders’ Equity (Deficiency)

(Expressed in United States dollars)

From January 29, 1999 (Date of Inception) to December 31, 2004

				Retained earnings (deficit)	Deficit
				accumulated	accumulated		Total
			Additional	prior to the	during the	Cumulative	stockholders'
	Common stock		paid-in	exploration	exploration	translation	equity
	Shares	Amount	capital	stage	stage	adjustment	(deficiency)

Balance, December 31, 2002	6,375,079	$6,375	$254,199	$(677,665)	$—	$3,355	$(413,736)

September 19, 2003: Conversion of convertible debt	4,291,288	4,292	83,703	—	—	—	87,995

September 19, 2003: Issued for settlement of debt	6,479,501	6,479	187,906	—	—	—	194,385

Net income for the year	—	—	—	122,526	—	—	122,526

Foreign currency translation adjustments	—	—	—	—	—	(3,355)	(3,355)

Balance, December 31, 2003	17,145,868	17,146	525,808	(555,139)	—	—	(12,185)

November 1, 2004: Issued for acquisition of Oil and Gas Property	500,000	500	449,500	—	—	—	450,000

November 12, 2004: Issued for cash	6,190,000	6,190	3,088,810	—	—	—	3,095,000

November 24, 2004: Issued for cash	20,000	20	9,980	—	—	—	10,000

Stock-based compensation	—	—	169,740	—	—	—	169,740

Convertible debenture:
Intrinsic value	—	—	500,000	—	—	—	500,000
Discount interest rate	—	—	100,000	—	—	—	100,000

Debt assumed by previous management	—	—	19,846	—	—	—	19,846

Net loss for the year	—	—	—	—	(322,124)	—	(322,124)

Balance, December 31, 2004	23,855,868	$23,856	$4,863,684	$(555,139)	$(322,124)	$—	$4,010,277

The accompanying notes are an integral part of these consolidated financial statements

1.	Nature and Continuance of Operations

The Company was organized on January 29, 1999 (inception) under the laws of the State of Nevada, United States of America as E-Com Technologies Corporation. On November 10, 2000, the Company became a fully registered issuer reporting with the Securities and Exchange Commission. On December 15, 2000, the Company began trading on the National Association of Securities Dealer – Over-the-Counter Bulletin Board. On August 6, 2004, the Company changed its name to Eden Energy Corp.

The Company, through its formerly wholly owned Canadian subsidiary, E-Com Consultants (Canada) Corp., developed e-commerce solutions, web-based applications, performed Internet marketing and consulting services and designed and hosted web sites. On December 31, 2003, the Company disposed of this subsidiary and as at December 31, 2003 was inactive other than seeking new business opportunities. Consequently, effective December 31, 2003, the Company became an exploration stage company.

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with generally accepted accounting principles in the United States which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. The Company generated revenues from website services and sales of hardware and software, but such revenues were not sufficient to cover operating costs and this business was disposed of on December 31, 2003. Furthermore, the Company has experienced negative cash flows from operations for the year ended December 31, 2004 and at December 31, 2004 the Company has accumulated losses of $877,263. Since inception, the Company has funded operations through the issuance of capital stock and debt. Management’s plan is to continue raising additional funds through future equity or debt financings until it achieves profitable operations from its oil and gas activities. The ability of the Company to continue its operations as a going concern is dependent on raising sufficient new capital to fund its exploration and development commitments and to fund ongoing losses and ultimately on generating profitable operations.

Pursuant to an Agreement dated August 5, 2004, the Company acquired certain oil and gas interests located in Nevada, USA (see Note 3). On the completion of the transaction, the Company is primarily involved in oil and gas exploration activities. Under the terms of the Participation Agreement, the Company has committed to fund ongoing leasehold and applicable exploration expenses required to take the prospect to a drillable stage, currently estimated at $2,500,000 to $3,205,000 over the next 12- 18 months. The Company expects to fund this commitment by the sale of shares of common stock. Refer to Notes 4 and 6.

2.	Significant Accounting Policies

Basis of Presentation and Consolidation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in United States dollars. The Company has not produced any revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. These financial statements include the accounts of the Company and its wholly owned subsidiary, Frontier Exploration Ltd. ("Frontier”), a company incorporated and based in the State of Nevada. All intercompany transactions and balances have been eliminated. The Company’s fiscal year-end is December 31.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying notes are an integral part of these consolidated financial statements

2. Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. At December 31, 2004, cash and cash equivalents consisted of cash held at banks.

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Oil and Gas Properties

The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. As of December 31, 2004, the Company has no properties with proven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not depleted until proved reserves associated with the projects can be determined. If the future exploration of unproved properties are determined uneconomical the amount of such properties are added to the capitalized cost to be depleted. As of December 31, 2004, all of the Company's oil and gas properties were unproved and were excluded from depletion. At December 31, 2004, management believes none of the Company’s unproved oil and gas properties were considered impaired.

The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions plus the lower of cost and estimated net realizable value of unproven properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Comparative Figures

Certain of the comparative figures have been restated to conform to the current year’s presentation.

The accompanying notes are an integral part of these consolidated financial statements

2. Significant Accounting Policies (continued)

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128 "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash and cash equivalents, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to the relatively short maturity of these instruments. The Company has recorded the carrying value of the Convertible Debenture at its estimated fair value as is described in Note 6.

Other Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. For the year ended December 31, 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements. For the year ended December 31, 2003, the only component of comprehensive loss was foreign currency translation adjustments, the details of which are disclosed in the statement of stockholders’ equity.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years.

Stock – Based Compensation

The Company has a stock-based compensation plan (Note 7), whereby stock options are granted in accordance with the policies of regulatory authorities. The Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company’s employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under SFAS No. 123 “Accounting for Stock-Based Compensation” (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

The accompanying notes are an integral part of these consolidated financial statements

2. Significant Accounting Policies (continued)

The fair value of the options granted on June 11, 2004 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 3.74%, expected volatility of 356%, an expected option life of four years and no expected dividends. The weighted average fair value of options granted was $0.11 per share. The fair value of the options granted on September 1, 2004 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 3.07%, expected volatility of 333%, an expected option life of four years and no expected dividends. The weighted average fair value of options granted was $1.25 per share. Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options, the net loss would have increased by $519,623 for the year ended December 31, 2004.

During the year ended December 31, 2004, the Company recognized non-employee stock-based compensation in the amount of $169,740.

The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and vested awards in each year..

	Year Ended December 31, 2004	Year Ended December 31, 2003

Net income (loss), as reported	$(322,124)	$122,526

Deduct: Total employee stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(519,623)	—

Pro forma net income (loss)	$(841,747)	$122,526

Loss per share:

Basic and Diluted - as reported
Continuing operations	$(0.02)	$(0.00)
Discontinued operations	—	(0.01)

	$(0.02)	$(0.01)

Basic and Diluted - pro forma
Continuing operations	$(0.05)	$(0.00)
Discontinued operations	—	(0.01)

	$(0.05)	$(0.01)

Recent Accounting Pronouncements

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position

The accompanying notes are an integral part of these consolidated financial statements

2. Significant Accounting Policies (continued)

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. Management is currently evaluating the impact, which the adoption of this standard will have on the Company’s results of operations or financial position.

3.	Acquisition of Oil and Gas Assets

On August 5, 2004, the Company entered into an Assignment Agreement with Fort Scott Energy Corp. (“Fort Scott”) to acquire Fort Scott’s interest in a Participation Agreement with Cedar Strat Corporation. The Participation Agreement provided for the acquisition of leases, reservations, permits, licenses, or other documents of title held by Fort Scott via its wholly-owned subsidiary, Frontier Explorations Ltd. (“Frontier”), which had been or would be acquired in the area of mutual interest pursuant to the terms of the Participation Agreement. Fort Scott, through Frontier, owns certain oil and gas rights and leases located in Nevada, as more fully described in Note 4. The purchase price was $1,450,475, which included the obligation to issue 500,000 common shares at a fair value of $450,000 (issued on November 1, 2004), the issue of a convertible debenture in the principal amount of $500,000, a beneficial conversion feature on the convertible debenture with an intrinsic value of $500,000 and negative book value of Frontier of $475.

4.	Oil and Gas Properties – Nevada, USA, Unproven

The total costs incurred and excluded from depletion for the year ended December 31, 2004 are as follows:

Acquisition costs	$1,515,467

Exploration costs	605,117

Total	$2,120,584

The accompanying notes are an integral part of these consolidated financial statements

4. Oil and Gas Properties – Nevada, USA, Unproven (continued)

The Company entered into an Assignment Agreement with Fort Scott Energy Corp. (“Fort Scott”) dated August 5, 2004 in which the Company acquired Fort Scott’s interest in a Participation Agreement dated April 26, 2004 with Cedar Strat Corporation (“Cedar Strat”)

The Participation Agreement provides for the acquisition of certain oil and gas leases and rights located in eastern Nevada, USA, held by Frontier, which at the time was a wholly-owned subsidiary of Fort Scott. Pursuant to the terms of the Assignment Agreement, the Company acquired Fort Scott’s interests in the oil and gas leases and rights by the acquisition of all the issued and outstanding shares in the capital of Frontier. Fort Scott retained a 2% over-riding royalty interest in the lands and all leases held by Frontier, or subsequently acquired by the Company.

To acquire its interest, the Company:

i)	issued 500,000 shares of common stock to Fort Scott,
ii)

issued a Promissory Note and Convertible Debenture (“Debenture”) to Fort Scott in the principal amount of $500,000. The Debenture bears interest at a rate of 7% per annum, and entitles Fort Scott to convert the principal and accrued interest into units at $0.25 per unit. Each unit will consist of one share of common stock of the Company and one-half of one warrant. Each whole warrant will be exercisable into one additional common share at $0.50 per share,

iii)

for each 10,000,000 barrels of proven reserves developed on the lands underlying the leases, the Company must issue to Fort Scott 1,000,000 shares of common stock, up to a maximum of 10,000,000 shares.

Under the Participation Agreement the Company has the right of election to proceed with the development of the oil and gas property subsequent to the two-year exploration period, which commenced April 26, 2004. In the event of a positive election to develop the area, the Company is obliged to drill two wells, the first in the 12 months after the two year exploration phase of the agreement, unless extended by the parties acting reasonably, the second in the succeeding 12 months, to the shallower of the base of the sub thrust Devonian Simonson formation or a depth of 17,000 feet. The Company must maintain the rental payments on the leases during this 2-year development period. If the Company elects to proceed with the development of the prospect, 100% of the exploration expenses incurred will be reimbursed to the Company from production, and 100% of the development drilling expense will be reimbursed before the Cedar Strat back–in working interest becomes effective.

If the Company elects not to develop the property after the two year exploration period, the Company will, with Cedar Strat’s assistance, use their collective reasonable best efforts to sell the project as a prospect for development, in whole or in part. Any fees to be paid by any third party in this circumstance shall be paid firstly to the Company in an amount equal to 75% of all lease acquisitions, lease rentals, lease maintenance, and exploration monies advanced on or in respect of that portion of the project being sold. Exceptions to this include Company payments on delay rentals on the initial acreage or the after acquired acreage made after the expiry of the first two years of the Participation Agreement, and additional expenses, all which will be reimbursed at 100%. Thereafter, all fees will be split 50/50 between the Company and Cedar Strat.

Any other third party sales or farm outs will retain drilling (1 well minimum) and lease rental payment obligations as set out and will include the Overriding Royalty Interest and back-in interest as described in the Participation Agreement.

Under the terms of the Participation Agreement, Exhibit D - Management Services Agreement, the funding obligations of the Company include primary exploration payments to be made to Cedar Strat at a rate of $50,000 per month for 10 months of the first year and $50,000 per month for 10 months during the second year. In the event exploration is progressing ahead of plan, Management has agreed to accelerate payments accordingly. Additionally, $500,000 is budgeted for seismic data acquisition and processing.

The accompanying notes are an integral part of these consolidated financial statements

4. Oil and Gas Properties – Nevada, USA, Unproven (continued)

Upon fulfillment of the obligations of the Participation Agreement, the Company will have earned a 100% working interest (an 80.5% net revenue interest) in the lands underlying the leases. Cedar Strat will be vested with a 5% over-riding royalty interest and Fort Scott will be vested with a 2% overriding royalty interest. Cedar Strat will also retain a 5% back-in working interest after the Company has been reimbursed for 100% of its exploration expenses. This back-in working interest may be adjusted upwards should the Company elect not to proceed with the drilling election pursuant to the terms of the Participation Agreement and the drilling prospect is marketed to a third party. Under the terms of the agreement, the Company has committed to fund ongoing leasehold and applicable exploration expenses, which are expected to take the prospect to a drillable stage, currently estimated at $3,205,000. In addition, the Company has budgeted $4,000,000 for the drilling and completion of the first well on the leases, which is expected to be drilled within the next 12 months.

5.	Related Party Transactions
(a)

The Company entered into a management agreement dated September 1, 2004 with a private company wholly owned by the President of the Company. Under the terms of the agreement, the Company must pay $5,000 per month for an initial term of one year, and, unless notice of termination is given by either party, is automatically renewed for a further term of one year. At December 31, 2004, $20,000 was incurred.

(b)

The Company entered into a management consultancy agreement dated September 1, 2004 with businessman Neil Maedel of West Vancouver, BC to provide certain management services as Director of Corporate Communications. Under the terms of the agreement, the Company must pay $2,000 per month for an initial term of one year, and, unless notice of termination is given by either party, is automatically renewed for a further term of one year. At December 31, 2004, $9,000 was incurred (August 15, 2004 start). The Company also paid $3,000 in management fees to an officer of the Company

(c)

During the year ended December 31, 2004, former management of the Company agreed to assume trade accounts payable of the Company in the amount of $19,846. This amount has been recognized as additional paid-in capital.

6.	Convertible Debenture

The Company issued a Promissory Note and Convertible Debenture (“Debenture”) to Fort Scott in the principal amount of $500,000. The Debenture bears interest at a rate of 7% per annum, matures on August 31, 2006, and will entitle Fort Scott to convert the principal and accrued interest into units at $0.25 per unit. Each unit will consist of one share of common stock and one-half of one warrant. Each whole warrant will be exercisable into one additional common share at $0.50 per share on or before the later of August 31, 2006 or two years from the date of issuance of the warrants. The Company has recorded a beneficial conversion feature of $500,000 as an additional cost of the acquisition of Frontier (see Note 3) as the Debenture was issued with an intrinsic value conversion feature. In addition, the fair value of the Debenture at issuance was estimated to be $400,000 based on an estimated fair value interest rate on debt with comparable risk profiles of 17% and the remaining $100,000, representing the embedded equity elements, has been charged to additional paid in capital. The Company will record a further interest expense over the term of the Debenture of $100,000 resulting from the difference between the stated and fair value interest rates such that the carrying value of the Debenture will be increased to the face value of $500,000 at maturity. To December 31, 2004, accrued interest of $11,699 has been included in accounts payable and accrued liabilities and a further interest expense of $16,667 has been accrued increasing the carrying value of the Debenture to $416,667.

The accompanying notes are an integral part of these consolidated financial statements

7. Capital Stock

The number of shares issued and outstanding has been restated to give retroactive effect for a reverse stock split on a two old shares for one new share basis approved by the directors of the Company on June 3, 2004. On June 23, 2004, the Company increased its authorized capital stock to 100,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock with a par value of $0.001.

Stock Option Plan

The Company’s board of directors approved an employee’s stock option plan to issue up to 1,500,000 shares of common stock. The plan allows for the granting of share purchase options at a price of not less than fair value of the stock. The total number of options granted to any person shall not exceed 5% of the issued and outstanding common stock of the Company. During the year the Company granted stock options to acquire up to 930,000 shares of common stock exercisable at $0.50 per share on or before June 11, 2009, and 400,000 shares of common stock exercisable at $1.00 per share on or before September 1, 2009.

A summary of the Company’s stock option activity is as follows:

	December 31, 2004		December 31, 2003
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance, beginning of year	—	$—	65,000	$—

Issued	1,330,000	0.65	—	0.20

Cancelled / Forfeited	—	—	(65,000)	0.20

Exercised	—	—	—	—

Balance, end of year	1,330,000	$0.65	—	$—

As at December 31, 2004, the following options are outstanding:

	Outstanding and Exercisable
		Weighted
		Average	Weighted
	Number	Remaining	Average
Exercise	of	Contractual	Exercise
Price	Shares	Life (years)	Price

$0.00 – $0.50	930,000	4.44	$0.50
$0.50 – $1.00	400,000	4.67	$1.00

	1,330,000	4.56	$0.65

The accompanying notes are an integral part of these consolidated financial statements

8. Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred net operating losses of approximately $288,000, which commence expiring in 2006. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the years ended December 31,2004 and 2003, the valuation allowance established against the deferred tax assets increased by $44,000 and $7,000, respectively. The components of the net deferred tax asset at December 31, 2004 and 2003, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	2004 $	2003 $

Net Operating Loss Carryforwards	288,000	153,000

Statutory Tax Rate	34%	35.6%

Effective Tax Rate	–	–

Deferred Tax Asset	98,000	54,000

Valuation Allowance	(98,000)	(54,000)

Net Deferred Tax Asset	–	–

9.	Discontinued Operations
i)	Pursuant to a purchase and sale agreement dated December 31, 2003; the Company disposed of its wholly owned subsidiary, E-Com Consultants (Canada) Corp. to a former director of the Company for $1.

The gain on disposal of subsidiary of $228,595 is calculated as follows:

Proceeds		$1
Less: net identifiable assets
cash	341
accounts receivable	747
accounts payable	(74,211)
due to a related party	(579,347)	(652,470)
Less: inter-company advances written off		423,875
Gain on disposal of subsidiary		$(228,595)

The accompanying notes are an integral part of these consolidated financial statements

9.	Discontinued Operations (continued)
ii)	The statement of operations for the year ended December 31, 2003 includes the following amounts related to the discontinued operations of E-Com Consultants (Canada) Corp.:
	December 31, 2004	December 31, 2003

Revenues:
Website and programming services	$–	$685

Expenses:
Depreciation and amortization	–	2,331
Interest expense	–	4,131
Selling, general and administrative	–	29,529

Total expenses	–	35,991

Loss before other items:	–	(35,306)

Other items:
Gain on disposal of assets	–	156
Foreign exchange loss	–	(46,057)

Loss for the year	–	(81,207)

Other comprehensive loss:
Foreign currency translation adjustment	–	(3,355)

Comprehensive loss	$–	$(84,562)

iii)	Cash flows from discontinued operations are as follows:
	December 31, 2004	December 31, 2003
Cash provided by (used in):
Operating activities:
Loss for the year	$–	$(81,207)
Non-cash items:
Depreciation and amortization	–	2,331
Gain on disposal of fixed assets	–	(156)
Foreign exchange loss	–	46,057
Changes in non-cash operating working capital:	–
Accounts receivable	–	2,635
Prepaid expenses	–	2,764
Accounts payable and accrued liabilities	–	(5,326)
	–	(32,902)

Investing activities:
Cash of subsidiary disposed of	–	(341)
Proceeds on disposal of fixed assets	–	3,608
	–	3,267

Financing activities:
Repayment of obligations under capital lease	–	(1,664)
Due to related parties	–	19,080
Advances to parent	–	(25)
	–	17,391

Effect of foreign currency translation on cash	–	(226)
Decrease in cash	–	(12,470)
Cash, beginning of year	–	12,470

Cash, end of year	$–	$-

The accompanying notes are an integral part of these consolidated financial statements

EDEN ENERGY CORP.

(An Exploration Stage Company)

Interim Consolidated Financial Statements

(Expressed in United States dollars)

June 30, 2005

The accompanying notes are an integral part of these consolidated financial statements

Eden Energy Corp.

(An Exploration Stage Company)

Consolidated Balance Sheets

(Expressed in United States dollars)

	June 31, 2005	December 31, 2004
	(Unaudited)	(Audited)

Assets

Cash	$6,311,235	$2,332,744
Advances receivable	11,722	—
Prepaid expenses	27,967	6,814

Total Current Assets	6,350,924	2,339,558

Oil and gas properties, unproven (Note 3)	3,435,850	2,120,584
Property and equipment, net of depreciation	3,232	—

Total Assets	$9,790,006	$4,460,142

Liabilities and Stockholders’ Equity

Current Liabilities

Accounts payable and accrued liabilities	$69,030	$33,198

Total Current Liabilities	69,030	33,198

Convertible debenture, net of unamortized discount of $58,333 (2004 - $83,333) (Note 6)	441,667	416,667

Total Liabilities	510,697	449,865

Stockholders’ Equity

Preferred Stock:
10,000,000 preferred shares authorized, $0.001 par value None issued	—	—

Common Stock: (Note 7)
100,000,000 shares authorized, $0.001 par value
27,950,935 (Dec 31, 2004 - 23,855,868) shares issued and outstanding	27,951	23,856

Additional paid-in capital	10,660,132	4,863,684

Deficit accumulated prior to the exploration stage	(555,139)	(555,139)

Deficit accumulated during the exploration stage	(853,635)	(322,124)

Total Stockholders’ Equity	9,279,309	4,010,277

Total Liabilities and Stockholders’ Equity	$9,790,006	$4,460,142

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Interim Consolidated Statements of Operations

(Expressed in United States dollars)

(Unaudited)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004	January 1, 2004 (Date of Inception of Exploration Stage) To June 30, 2005

Revenue

Interest income	$34,671	$—	$43,635	$—	$50,097

Expenses

Consulting	79,884	—	126,764	—	137,578
Depreciation	164	—	212	—	212
Filing fees and transfer agent	5,631	2,366	6,481	2,887	12,719
General and administrative	49,504	19,785	145,510	19,785	168,696
Interest expense	22,376	—	43,506	—	71,871
Management fees (Note 4 (a) and (b))	58,000	—	76,000	—	99,000
Stock-based compensation	120,863	—	120,863	—	290,603
Professional fees	30,571	18,089	55,810	30,704	123,053

	(366,993)	(40,240)	(575,146)	(53,376)	(903,732)

Net loss for the period	$(332,322)	$(40,240)	$(531,511)	$(53,376)	$(853,635)

Basic and Diluted loss per share	$(0.01)	$(0.00)	$(0.02)	$(0.00)

Weighted Average Shares Outstanding	26,641,000	17,146,000	25,256,000	17,146,000

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Interim Consolidated Statements of Cash Flows

(Expressed in United States dollars)

(Unaudited)

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004	January 1, 2004 (Date of Inception of Exploration Stage) To June 30, 2005

Cash provided by (used in):

Operating Activities:
Net loss from operations	$(531,511)	$(53,376)	$(853,635)

Adjustments to reconcile net loss to net cash provided by operating activities:

Interest expense relating to accretion of discounted interest rate on convertible debt	25,000	—	41,667
Depreciation	212	—	212
Stock-based compensation	120,863	19,785	290,603

Changes in non-cash operating assets and liabilities:

Advances receivable	(11,722)	—	(11,722)
Prepaid expenses	(21,153)	—	(27,967)
Accounts payable and accrued liabilities	35,832	33,951	76,391

	(382,479)	—	(484,451)

Investing Activities:
Net assets acquired of Frontier Explorations Ltd.	—	—	(475)

Purchase of property and equipment	(3,444)	—	(3,444)
Oil and gas acquisition and exploration	(1,315,266)	—	(1,985,075)

	(1,318,710)	—	(1,988,994)

Financing Activities:
Issuance of common stock	5,679,680	—	8,784,680

	5,679,680	—	8,784,680

Increase in cash	3,978,491	—	6,311,235

Cash, beginning of period	2,332,744	—	—

Cash, end of period	$6,311,235	$—	$6,311,235

Non-cash financing and investing activities:
Issue of common shares for oil and gas properties	$—	$—	$450,000
Issue of convertible debenture, net of discount	$—	$—	$400,000
Debt assumed by previous management	$—	$—	$19,846

Supplementary disclosure:
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—

The accompanying notes are an integral part of these consolidated statements

1.	Basis of Presentation

The unaudited consolidated interim financial statements have been prepared by Eden Energy Corp. in accordance with generally accepted accounting principles for interim financial information and conforms with instructions to Form 10-QSB of Regulation S-B and reflects all adjustments (all of which are normal and recurring in nature) that, in the opinion of management, are necessary for fair presentation of the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending December 31, 2005. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited consolidated financial statements and notes included herein should be read in conjunction with the Company’s audited financial statements and notes for the year ended December 31, 2004, included in the Company’s Annual Report on Form 10-KSB. The accounting principles applied in the preparation of these interim financial statements are consistent with those applied for the year ended December 31, 2004.

2.	Nature and Continuance of Operations

The Company was organized on January 29, 1999 (inception) under the laws of the State of Nevada, United States of America as E-Com Technologies Corporation. On November 10, 2000, the Company became a fully registered issuer reporting with the Securities and Exchange Commission. On December 15, 2000, the Company began trading on the National Association of Securities Dealer – Over-the-Counter Bulletin Board. On August 6, 2004, the Company changed its name to Eden Energy Corp.

The Company, through its formerly wholly-owned Canadian subsidiary, E-Com Consultants (Canada) Corp., developed e-commerce solutions, web-based applications, performed Internet marketing and consulting services and designed and hosted web sites. On December 31, 2003, the Company disposed of this subsidiary and as at December 31, 2003 was inactive other than seeking new business opportunities. Consequently, effective December 31, 2003, the Company became an exploration stage company.

Pursuant to Agreements dated August 5, 2004, and June 13, 2005 the Company acquired certain oil and gas interests located in Nevada, USA. The Company is primarily involved in oil and gas exploration activities. Under the terms of its Participation Agreements, the Company has committed to fund ongoing leasehold and applicable exploration expenses required to take its prospects to drillable stages, currently estimated at $4,850,000 over the next 12 months.

The Company’s interim consolidated financial statements are prepared on a going concern basis in accordance with generally accepted accounting principles in the United States which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. Since inception, the Company has accumulated losses of $1,408,774, and has funded operations through the issuance of capital stock and debt. Management’s plan is to continue raising additional funds through future equity or debt financings until it achieves profitable operations from its oil and gas activities. The ability of the Company to continue its operations as a going concern is dependent on raising sufficient new capital to achieve the above objectives.

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

3. Oil and Gas Properties – Nevada, USA

All of the Company’s oil and gas properties are located in the United States and are unproven. The total costs incurred and excluded from amortization are as follows:

	June 30, 2005	December 31, 2004

Acquisition costs	$2,521,340	$1,515,467

Exploration costs	914,510	605,117

Total	$3,435,850	$2,120,584
(a)

The Company entered into an Assignment Agreement with Fort Scott Energy Corp. (“Fort Scott”) dated August 5, 2004 in which the Company acquired Fort Scott’s interest in a Participation Agreement dated April 26, 2004 with Cedar Strat Corporation (“Cedar Strat”).

The Participation Agreement provides for the acquisition of certain oil and gas leases and rights located in eastern Nevada, USA, held by Frontier Exploration Ltd. ("Frontier”), which at the time was a wholly-owned subsidiary of Fort Scott. Pursuant to the terms of the Assignment Agreement, the Company acquired Fort Scott’s interests in the oil and gas leases and rights by the acquisition of all the issued and outstanding shares in the capital of Frontier. Fort Scott retained a 2% over-riding royalty interest in the lands and all leases held by Frontier, or subsequently acquired by the Company.

To acquire its interest, the Company:

iv)	issued 500,000 shares of common stock to Fort Scott,
v)

issued a Promissory Note and Convertible Debenture (“Debenture”) to Fort Scott in the principal amount of $500,000. The Debenture bears interest at a rate of 7% per annum, and entitles Fort Scott to convert the principal and accrued interest into units at $0.25 per unit. Each unit will consist of one share of common stock of the Company and one-half of one warrant. Each whole warrant will be exercisable into one additional common share at $0.50 per share (refer to Note 8(e)),

vi)

for each 10,000,000 barrels of proven reserves developed on the lands underlying the leases, the Company must issue to Fort Scott 1,000,000 shares of common stock, up to a maximum of 10,000,000 shares.

Under the Participation Agreement the Company has the right of election to proceed with the development of the oil and gas property subsequent to the two-year exploration period, which commenced April 26, 2004. In the event of a positive election to develop the area, the Company is obliged to drill two wells, the first not later than one year after the two year exploration phase of the agreement, unless extended by the parties acting reasonably, the second in the succeeding 12 months, to the shallower of the base of the sub thrust Devonian Simonson formation or a depth of 17,000 feet. The Company must maintain the rental payments on the leases during this 2-year development period.

If the Company elects not to develop the property after the two year exploration period, the Company will, with Cedar Strat’s assistance, use their collective reasonable best efforts to sell the project as a prospect for development, in whole or in part. Any fees to be paid by any third party in this circumstance shall be paid firstly to the Company in an amount equal to 75% of all lease acquisitions, lease rentals, lease maintenance, and exploration monies advanced on or in respect of that portion of the project being sold. Exceptions to this include Company payments on

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

delay rentals on the initial acreage or the after acquired acreage made after the expiry of the first two years of the Participation Agreement, and additional expenses, all which will be reimbursed at 100%. Thereafter, all fees will be split 50/50 between the Company and Cedar Strat.

3. (a) iii)	Oil and Gas Properties – Nevada, USA(continued)

Any other third party sales or farm outs will retain drilling (1 well minimum) and lease rental payment obligations as set out and will include the Overriding Royalty Interest and back-in interest as described in the Participation Agreement.

Under the terms of the Participation Agreement, the funding obligations of the Company include primary exploration payments to be made to Cedar Strat at a rate of $50,000 per month for 10 months of the first year and $50,000 per month for 10 months during the second year. In the event exploration is progressing ahead of plan, Management has agreed to accelerate payments accordingly. Additionally, $500,000 is budgeted for seismic data acquisition and processing.

Upon fulfillment of the obligations of the Participation Agreement, the Company will have earned a 100% working interest (an 80.5% net revenue interest) in the lands underlying the leases. Cedar Strat will be vested with a 5% over-riding royalty interest and Fort Scott will be vested with a 2% overriding royalty interest. Cedar Strat will also retain a 5% back-in working interest after the Company has been reimbursed for 100% of its exploration expenses. This back-in working interest may be adjusted upwards should the Company elect not to proceed with the drilling election pursuant to the terms of the Participation Agreement and the drilling prospect is marketed to a third party. Under the terms of the agreement, the Company has committed to fund ongoing leasehold and applicable exploration expenses, which are expected to take the prospect to a drillable stage, currently estimated at $3,000,000. In addition, the Company has budgeted $4,000,000 for the drilling and completion of the first well on the leases, which is expected to be drilled within the next 12 months.

(b)

On June 14, 2005, the Company, through a newly formed Nevada subsidiary Southern Frontier Explorations Ltd., acquired 50,000 acres of ten-year federal BLM oil and gas leases located in the Great Basin of Nevada, at an average cost of $2.25 per acre. A prospect fee of $750,000 was paid to Cedar Strat in connection with the acquisition of the leases. The leases require yearly rental fees of $1.50 per acre for the first five years, and $2.00 per acre for the remaining five years. Subsequent to June 14, 2005, another 32,000 acres were acquired on the same rental fee basis as the original acreage. The Company is committed to fund ongoing leasehold and applicable exploration expenses on these leases, which are expected to take the prospect to a drillable stage, currently estimated at $2,000,000. In addition, the Company has budgeted $3,000,000 for a well drilling program on the leases, which is expected to commence within the next 12 months. At June 30, 2005 legal title had not been transferred to the Company.

4.	Related Party Transactions
(d)

The Company entered into a management agreement dated September 1, 2004 with a private company wholly-owned by the President of the Company. Under the terms of the agreement, the Company must pay $5,000 per month for an initial term of one year, and, unless notice of termination is given by either party, is automatically renewed for a further term of one year. By amended management agreement dated May 1, 2005, the Company agreed to increase

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

the monthly fee to $10,000 per month. During the six month period ended June 30, 2005, the Company also paid a bonus of $5,000 for past services. During the six month period ended June 30, 2005, management fees of $45,000 (2004 - $nil) were incurred.

(e)

The Company entered into a management agreement dated May 1, 2005 with a director of the Company. Under the terms of the agreement, the Company must pay $6,000 per month for an initial term of one year, and, unless notice of termination is given by either party, is automatically renewed for a further term of one year. During the six month period ended June 30, 2005, the Company also paid a bonus of $15,000 for past services. During the six month period ended June 30, 2005, management fees of $31,000 (2004 - $nil) were incurred.

5.	Commitment

The Company entered into a management consulting agreement dated September 1, 2004 with a consultant. Under the terms of the agreement, the Company must pay $2,000 per month for an initial term of one year, and, unless notice of termination is given by either party, is automatically renewed for a further term of one year. By amended management agreement dated May 1, 2005, the Company agreed to increase the monthly fee to $7,000 per month. During the six month period ended June 30, 2005, the Company also paid a bonus of $5,000 for past services. During the six month period ended June 30, 2005, $28,000 (2004 - $nil) was incurred.

6.	Convertible Debenture

The Company issued a Promissory Note and Convertible Debenture (“Debenture”) to Fort Scott in the principal amount of $500,000. The Debenture bears interest at a rate of 7% per annum, matures on August 31, 2006, and will entitle Fort Scott to convert the principal and accrued interest into units at $0.25 per unit. Each unit will consist of one share of common stock and one-half of one warrant. Each whole warrant will be exercisable into one additional common share at $0.50 per share on or before the later of August 31, 2006 or two years from the date of issuance of the warrants. The Company has capitalized the value of the imbedded beneficial conversion feature of $500,000 as an additional acquisition cost of oil and gas properties as the Debenture was issued with an intrinsic value conversion feature. In addition, the fair value of the Debenture at issuance was estimated to be $400,000 based on an estimated fair value interest rate on debt with comparable risk profiles of 17% and the remaining $100,000, representing the embedded equity elements, has been charged to additional paid in capital. The Company will record a further interest expense over the term of the Debenture of $100,000 resulting from the difference between the stated and fair value interest rates such that the carrying value of the Debenture will be increased to the face value of $500,000 at maturity. To June 30, 2005, accrued interest of $29,055 has been included in accounts payable and accrued liabilities and interest expense of $25,000 has been accrued increasing the carrying value of the Debenture to $441,667. Subsequently, the convertible debenture and accrued interest were converted into 2,131,944 shares of common stock and 1,065,972 share purchase warrants. Each warrant entitles the holder to acquire one additional share of common stock at a price of $0.50 per share on or before July 18, 2007. Refer to Note 8(e).

7.	Capital Stock

The number of shares issued and outstanding has been restated to give retroactive effect for a reverse stock split on a two old shares for one new share basis approved by the directors of the Company on June 3, 2004. On June 23, 2004, the Company increased its authorized capital stock to 100,000,000 shares of common stock with a par value of $0.001 and

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

10,000,000 shares of preferred stock with a par value of $0.001.

Stock Option Plan

Effective May 1, 2005, the Company amended its stock option plan (the “Amended 2004 Stock Option Plan”) to issue up to 3,000,000 shares of common stock. The plan allows for the granting of share purchase options at a price of not less than fair value of the stock and for a term not to exceed five years. The total number of options granted to any person shall not exceed 5% of the issued and outstanding common stock of the Company. During the year ended December 31, 2004 the Company granted stock options to acquire up to 930,000 shares of common stock exercisable at $0.50 per share on or before June 11, 2009, and 400,000 shares of common stock exercisable at $1.00 per share on or before September 1, 2009. During the six-month period ended June 30, 2005, the Company granted stock options to acquire up to 500,000 shares of common stock exercisable at $2.50 per share on or before May 1, 2010.

7.	Capital Stock (continued)

A summary of the Company’s stock option activity is as follows:

	Six months ended June 30, 2005		Year ended December 31, 2004
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance, beginning of period	1,330,000	$ 0.65	—	$ —

Granted	500,000	2.50	1,330,000	0.65

Cancelled / Forfeited	—	—	—	—

Exercised	(55,000)	0.50	—	—

Balance, end of period	1,775,000	$ 1.18	1,330,000	$ 0.65

As at June 30, 2005, the following options are outstanding:

	Outstanding and Exercisable
		Weighted
		Average	Weighted
	Number	Remaining	Average
Exercise	of	Contractual	Exercise
Price	Shares	Life (years)	Price

$0.00 – $0.50	875,000	3.95	$ 0.50
$0.50 – $1.00	400,000	4.18	$ 1.00
$2.00 – $2.50	500,000	4.84	$ 2.50

	1,775,000	4.25	$ 1.18

Stock-Based Compensation

The Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company’s employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

7.	Capital Stock (continued)

The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and vested awards in each period.

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004

Net loss, as reported	$(332,322)	$(40,240)	$(531,511)	$(53,376)

Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	120,863	19,785	120,863	19,785

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,208,630)	(102,225)	(1,208,630)	(102,225)

Pro forma net loss	$(1,420,089)	$(122,680)	$(1,619,278)	$(135,816)

Loss per share:

Basic and Diluted - as reported	$ (0.01)	$ (0.00)	$ (0.02)	$ (0.00)
Basic and Diluted - pro forma	$ (0.05)	$ (0.01)	$ (0.06)	$ (0.01)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004

Expected dividend yield	0%	0%	0%	0%
Expected volatility	200%	356%	200%	356%
Expected life	2.5 years	5.0 years	2.5 years	5.0 years
Risk-free rate	3.65%	3.74%	3.65%	3.74%
Weighted average fair value	$ 2.42	$ 0.11	$ 2.42	$ 0.11

Share Purchase Warrants

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

The following table summarizes the continuity of the Company’s warrants:

	Number of Shares	Weighted average exercise price $

Balance, January 1, 2004	—	—
Issued	—	—
Exercised	—	—
Expired	—	—

Balance, December 31, 2004	—	—
Issued	2,020,034	2.00
Exercised	—	—

Balance, June 30, 2005	2,020,034	2.00

At June 30, 2005, the following share purchase warrants were outstanding:

Number of Warrants	Exercise Price	Expiry Date

2,020,034	$2.00	April 29, 2006

8.	Subsequent Events
(a)	On July 6, 2005, the Company issued 150,000 shares of common stock upon the exercise of 150,000 stock options at $1.00 per share for proceeds of $150,000.
(b)	On July 6, 2005, the Company issued 100,000 shares of common stock upon the exercise of 100,000 stock options at $0.50 per share for proceeds of $50,000.
(c)	On July 7, 2005, the Company issued 75,000 shares of common stock upon the exercise of 75,000 stock options at $0.50 per share for proceeds of $37,500.
(d)	On July 11, 2005, the Company issued 390,000 shares of common stock upon the exercise of 390,000 share purchase warrants at $2.00 per share for proceeds of $780,000.
(e)

On July 15, 2005, the Company issued 2,131,944 shares of common stock and 1,065,972 share purchase warrants upon the conversion of the convertible debenture of $500,000 and accrued interest of $32,986 at $0.25 per share. Each warrant entitles the holder to acquire one additional share of common stock at a price of $0.50 per share on or before July 18, 2007.

(f)	On July 19, 2005, the Company issued 20,000 shares of common stock upon the exercise of 20,000 share purchase warrants at $2.00 per share for proceeds of $40,000.
(g)	On July 20, 2005, the Company issued 165,000 shares of common stock upon the exercise of 165,000 share purchase warrants at $2.00 per share for proceeds of $330,000.

The accompanying notes are an integral part of these consolidated statements

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Eden, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Eden Energy Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of our company or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$3,196.73
Printing and engraving expenses	$5,000(1)
Accounting fees and expenses	$5,000(1)
Legal fees and expenses	$25,000(1)
Transfer agent and registrar fees	$5,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000(1)
Total	$44,196.73

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

On September 8, 2003, we issued 12,959,002 shares of common stock to James Robert Todhunter at a price of $0.015 to settle debt owing of $194,385.03.  We relied on Regulation S of the Securities Act of 1933 in issuing these securities in an exempt transaction.

On September 9, 2003 six holders of convertible promissory notes and convertible notes issued by us in prior years elected to convert these notes and debentures into common stock in accordance with the terms of the instruments agreed to and approved by our board of directors upon their issuance.  As a result, on September 19, 2003 we issued an aggregate 8,582,576 shares of common stock to non-affiliates which retired convertible debt in the aggregate face value amount of $72,360.  We relied on Regulation S of the Securities Act of 1933 when this convertible debt was initially issued in an exempt transaction.

On June 16, 2004, we filed a Certificate of Amendment with the Secretary of State of Nevada decreasing our authorized capital from 90,000,000 shares of common stock having a $0.001 par value, and 10,000,000 shares of preferred stock having a $0.001 par value to 45,000,000 shares of common stock having a $0.001 par value, and 5,000,000 shares of preferred stock having a $0.001 par value, and thereby decreasing our issued and outstanding from 34,291,735 to 17,145,869.

On August 6, 2004 we filed a Certificate of Amendment with the Secretary of State of Nevada changing the name of our company from E-Com Technologies Corp. to Eden Energy Corp. and increasing our authorized capital to 100,000,000 shares of common stock having a $0.001 par value, and 10,000,000 shares of preferred stock having a $0.001 par value.

On November 1, 2004, we issued 500,000 shares to Fort Scott Energy Corp. in consideration for the assignment of our leases. We relied upon Rule 506 of Regulation D of the Securities Act of 1933.

On November 12, 2004, we completed a private placement of 6,190,000 shares of common stock at $0.50 per share for gross proceeds of $3,095,000. We relied on the exemptions from registration provided by Regulation S and/or Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

On November 24, 2004, we issued 20,000 shares pursuant to a private placement at $0.50 per share for gross proceeds $10,000. We relied on the exemptions from registration provided by Regulation S and/or Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

On April 4, 2005, we issued 3,840,067 shares of common stock and 1,920,034 share purchase warrants to the Selling Stockholders listed herein pursuant to a private placement at $1.50 per share for gross proceeds of $5,760,100.50. Each warrant entitles the holder thereof to purchase an additional share of common stock in the capital of our company at a price of $2.00 per share until April 4, 2006. We relied on the exemptions from registration provided by Regulation S and/or Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

On April 27, 2005, we issued 200,000 shares of common stock and 100,000 share purchase warrants to one of the Selling Stockholders listed herein pursuant to a private placement at $1.50 per share for gross proceeds of $300,000. Each warrant entitles the holder thereof to purchase an additional share of common stock in the capital of our company at a price of $2.00 per share until April 27, 2006. We relied on the exemptions from registration provided by Regulation S and/or Section 4(2) of the Securities Act of 1933.

On August 25, 2005 we entered into subscription agreements with 13 investors (the Selling Stockholders herein), whereby we issued a total of $9,075,000 of 6% convertible promissory notes and 907,500 Series A Share purchase warrants to 13 investors. The notes, due August 25, 2008, may be converted into shares of common stock on the basis of one share of common stock for every $5.00 in value of notes. The warrants are exercisable into shares of common stock at an exercise price of $6.00 per share until August 25, 2008. Each investor is entitled to 50% of the number of shares of common stock underlying the notes. The investors also received an option to make an additional investment of up to 30% of their original investment for 180 days after August 25, 2005 on the same terms.

In addition, we issued 72,600 broker’s warrants, issued on the same terms as the investors’ warrants, representing 4% of the aggregate number of shares of our common stock under the offering and a cash placement fee of 6% of the gross proceeds of the offering for brokerage services in the transaction. We have reserved a total of 87,120 broker’s warrants, which number represents 120% of the number of shares of common stock otherwise issuable under the broker’s warrants. We relied on the exemptions from registration provided by Regulation S and/or Section 4(2) and Section 4(6) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

Pursuant to the note and warrant purchase agreements entered into by our company and each investor, we have reserved 120% of the number of shares of common stock otherwise issuable under the notes, option notes and warrants to provide for adjustments as may be required under those instruments.

Item 27 EXHIBITS

The following Exhibits are filed with this Prospectus:

Exhibit Number	Description
(3)	(i) Articles of Incorporation; and (ii) Bylaws
3.1	Articles of Incorporation (incorporated by reference from our Registration Statement on Form 10-SB, filed on September 11, 2000).
3.2	Bylaws (incorporated by reference from our Registration Statement on Form 10-SB, filed on September 11, 2000).
3.3	Certificate of Amendment filed with the Secretary of State of Nevada on June 16, 2004 (incorporated by reference from our Quarterly Report on Form 10-QSB filed on November 22, 2004).
3.4	Certificate of Amendment filed with the Secretary of State of Nevada on August 6, 2004 (incorporated by reference from our Quarterly Report on Form 10-QSB filed on November 22, 2004).
(4)	Instruments defining rights of security holders, including indentures
4.1	2004 Stock Option Plan (incorporated by reference from our Form S-8, filed on October 8, 2004).
(5)	Opinion on Legality
5.1	Opinion of Clark Wilson LLP regarding the legality of the securities being registered (incorporated by reference from our Registration Statement on Form SB-2 filed on September 28, 2005).
(10)	Material Contracts
10.1	Purchase and Sale Agreement dated December 31, 2003 between E-Com Technologies Corporation and Ron Jorgensen (incorporated by reference from our Annual Report on Form 10-KSB filed on April 14, 2004).

10.2	Assignment Agreement with Fort Scott Energy Corp. dated the 5th day of August, 2004 (incorporated by reference from our Current Report on Form 8-K filed on September 13, 2004).
10.3	Convertible Debenture dated August 31, 2004 with Fort Scott Energy Corp. (incorporated by reference from our Quarterly Report on Form 10-QSB filed on November 22, 2004).
10.4	Share Transfer Agreement dated August 5, 2004 with Fort Scott Energy Corp. (incorporated by reference from our Quarterly Report on Form 10-QSB filed on November 22, 2004).
10.5	Management Agreement dated September 1, 2004 with D. Sharpe Management Inc. (incorporated by reference from our Annual Report on Form 10-KSB filed on April 14, 2005).
10.6	Management Agreement dated September 1, 2004 with Neil Maedel (incorporated by reference from our Annual Report on Form 10-KSB filed on April 14, 2005).
10.7	Form of Subscription Agreement (incorporated by reference from our Form SB-2 filed on May 2, 2005).
10.8	Form of Subscription Agreement with RAB Special Situations LP and Paul Masters (incorporated by reference from our Form SB-2 filed on May 2, 2005).
10.9	Management Consulting Agreement dated May 1, 2005 with Drew Bonnell (incorporated by reference from our Current Report on Form 8-K filed on May 24, 2005).
10.10	Amended Management Consulting Agreement dated May 1, 2005 with D. Sharpe Management Inc. (incorporated by reference from our Current Report on Form 8-K filed on May 24, 2005).
10.11	Amended Management Consulting Agreement dated May 1, 2005 with Neil Maedel (incorporated by reference from our Current Report on Form 8-K filed on May 24, 2005)/
10.12

Form of Stock Option Agreement entered into with the following individuals (incorporated by reference from our Quarterly Report on Form 10-QSB filed on August 12, 2005):

Donald Sharpe
John Martin
Neil Maedel
Drew Bonnell

10.13

Form of Note and Warrant Purchase Agreement dated August 18, 2005 entered into with the following persons (incorporated by reference from our Current Report on Form 8-K filed on August 31, 2005):

RAB Special Situations (Master) Fund Ltd.
Cranshire Capital LP
Douglas Campbell Jr.
SDS Capital Group SPC, Ltd.
Nite Capital LP
Omicron Master Trust
Capital Ventures International
Crestview Capital Master, LLC
Double U Master Fund LP
Iroquois Master Fund Ltd.
JGB Capital LP
Enable Growth Partners LP
Enable Opportunity Partners LP

10.14

Form of Registration Rights Agreement dated August 18, 2005 entered into with the following persons (incorporated by reference from our Current Report on Form 8-K filed on August 31, 2005);

RAB Special Situations (Master) Fund Ltd.
Cranshire Capital LP
Douglas Campbell Jr.
SDS Capital Group SPC, Ltd.
Nite Capital LP
Omicron Master Trust
Capital Ventures International
Crestview Capital Master, LLC
Double U Master Fund LP
Iroquois Master Fund Ltd.
JGB Capital LP
Enable Growth Partners LP
Enable Opportunity Partners LP

10.15

Form of Convertible Promissory Note entered into with the following persons (incorporated by reference from our Current Report on Form 8-K filed on August 31, 2005):

Cranshire Capital LP
Douglas Campbell Jr.
SDS Capital Group SPC, Ltd.
Nite Capital LP
Omicron Master Trust
Capital Ventures International
Crestview Capital Master, LLC
Double U Master Fund LP
Iroquois Master Fund Ltd.
JGB Capital LP
Enable Growth Partners LP
Enable Opportunity Partners LP

10.16

Form of Series A Share Purchase Warrant entered into with the following persons (incorporated by reference form our Current Report on Form 8-K filed on August 31, 2005):

Cranshire Capital LP
Douglas Campbell Jr.
SDS Capital Group SPC, Ltd.
Nite Capital LP
Omicron Master Trust
Capital Ventures International
Crestview Capital Master, LLC
Double U Master Fund LP
Iroquois Master Fund Ltd.
JGB Capital L.P.
Enable Growth Partners LP
Enable Opportunity Partners LP

10.17	Form of Convertible Promissory Note entered into with RAB Special Situations (Master) Fund Ltd.(incorporated by reference from our Registration Statement on Form SB-2 filed on September 28, 2005).
10.18	Form of Series A Share Purchase Warrant entered into with RAB Special Situations (Master) Fund Ltd.(incorporated by reference from our Registration Statement on Form SB-2 filed on September 28, 2005).
10.19

Form of Broker Warrant entered into with the following: (incorporated by reference from our Registration Statement on Form SB-2 filed on September 28, 2005).

H.C. Wainwright & Co., Inc.
John R. Clarke
Scott F. Koch
Energy Equities, Inc.
Ocean Equities Ltd.

(14)	Code of Ethics
14.1	Code of Business Conduct and Ethics (incorporated by reference from our Annual Report on Form 10-KSB filed on April 14, 2004).
(23)	Consents
23.1*	Consent of Dale Matheson Carr-Hilton LaBonte.
23.2*	Consent of Amisano Hanson.

* Filed herewith.

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)           file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)	any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)           any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)           for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Eden pursuant to the foregoing provisions, or otherwise, Eden has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Eden of expenses incurred or paid by a director, officer or controlling person of Eden in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Eden will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on November 7, 2005

EDEN ENERGY CORP.

/s/ Donald Sharpe

By: Donald Sharpe, President and Director

(Principal Executive Officer)

Dated: November 7, 2005

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Donald Sharpe as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

By /s/ Donald Sharpe

Donald Sharpe

President and Director (Principal Executive Officer)

Date: November 7, 2005

By: /s/ Drew Bonnell

Drew Bonnell,

Chief Financial Officer, Secretary, Treasurer and Director

(Principal Financial Officer

and Principal Accounting Officer)

Date: November 7, 2005

By: /s/ John Martin

John Martin

Director

Date: November 7, 2005